Exhibit 2.1

Membership Interest Purchase Agreement

by and among

Hepion Pharmaceuticals, Inc.,

Gravitas Life Sciences, LLC,

and

Gravitas Collective Corp.

Dated as of October 6, 2026

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of October 6, 2026, by and among Hepion Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”), Gravitas Life Sciences, LLC, a Delaware limited liability company (the “Company”), and Gravitas Collective Corp., a Delaware corporation and the sole member of the Company (the “Sole Member”). Certain capitalized terms used in this Agreement are defined in Article I.

RECITALS

A. The Sole Member owns 100% of the issued and outstanding membership interests of the Company (the “Purchased Securities”).

B. Subject to the terms and conditions set forth herein, the Sole Member desires to sell to Buyer, and Buyer desires to purchase from the Sole Member, all of the Purchased Securities.

C. The respective boards of directors of the Buyer and the Sole Member and the board of managers of the Company have each unanimously approved and declared advisable the transactions contemplated by this Agreement (the “Transactions”), upon the terms and subject to the conditions set forth herein.

D. The Parties intend for the Closing to occur on the date of this Agreement as promptly as possible following mutual execution of this Agreement, subject to the satisfaction or waiver of the conditions to Closing set forth in Article VII.

E. On September 8, 2026, the Company executed and delivered to Buyer a promissory note (the “Interim Note”), pursuant to which Buyer has lent to the Company $500,000, pursuant to the terms and conditions set forth therein (the “Interim Loan”).

AGREEMENT

In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used herein, the term “control” means the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Sole Member shall be deemed to be an Affiliate of the Company prior to the Closing.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax Law).

“Affordable Care Act” means the Patient Protection & Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, as amended and as interpreted in applicable administrative guidance and the rules and regulations issued thereunder.

“Ancillary Agreements” means the General Release agreements, the Restrictive Covenant Agreements, the Interim Note, and all other agreements and certificates related to the transactions contemplated hereunder and thereunder.

“Applicable Law” means, as applied to any Person, any statute, Law, ordinance, regulation, rule, code, Order, constitution, treaty, judgment, decree or other legally enforceable requirement or rule of Law of any Governmental Authority that is, in any case, binding upon or applicable to such Person or its assets.

“Business” means any business engaged in by the Company and any presently contemplated expansions or extensions thereof, including the clinical-stage biotech research and development that develops therapeutic candidates for immunology and inflammation conditions.

“Business Day” means a day other than Saturday, Sunday or any other day on which banks in New York, New York are required or authorized to be closed.

“Buyer Closing Shares” means the Buyer Consideration Shares issued to the Sole Member pursuant to Section 2.1(b).

“Buyer Closing Stock Price” means the arithmetic average of the daily VWAP for each of the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately preceding the Closing Date.

“Buyer Common Stock” means Buyer’s common stock, par value $0.0001 per share.

“Buyer Indemnified Parties” means (a) the Buyer, (b) the Buyer’s Affiliates including, following the Closing, the Company, (c) the respective equity holders, officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents of the Persons referred to in clauses “(a)” and “(b)” above and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

“Buyer Market Stock Price” shall mean, with respect to the Buyer Common Stock, as of any date of determination, (a) if such shares of Buyer Common Stock are listed or admitted for trading on a national securities exchange, the closing price per share of such Buyer Common Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the national securities exchange on which such Buyer Common Stock is then listed or admitted to trading, or (b) if (a) is not applicable, the fair market value of the Buyer Common Stock as reasonably determined by a national investment banking firm mutually engaged by the Buyer and the Sole Member.

“Canton” means Canton Strategic Holdings, Inc., a Delaware corporation.

“Canton Seller Note” means that certain Unsecured Promissory Note, dated July 17, 2026, by the Sole Member and the Company to Canton.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Claim” means a Direct Claim or a Third Party Claim.

“Closing Date Indebtedness” means the Indebtedness of the Company as of immediately prior to the Closing.

“Closing Date Indebtedness Schedule” means a written schedule, in form and substance reasonably satisfactory to the Buyer, setting forth (a) the name of each holder of Closing Date Indebtedness (including, without limitation, any payments due at or as a result of the Closing with respect to employee bonuses), (b) the amount due to such holder as set forth in the applicable Payoff Letter and (c) such holder’s bank account information as set forth in the applicable Payoff Letter, delivered to the Buyer in accordance with Section 8.1(f).

“Closing Date Transaction Expenses” means the Transaction Expenses as of immediately prior to the Closing (but calculated assuming that the Closing has occurred such that any Transaction Expenses triggered by the Closing are included in the Closing Date Transaction Expenses).

“Closing Date Transaction Expenses Schedule” means a written schedule, in the form and substance reasonably satisfactory to the Buyer, setting forth (a) the name of each Closing Date Transaction Expense payee, (b) the amount due to such payee as set forth in the applicable invoice, and (c) such payee’s bank account information as set forth in the applicable invoice, delivered to the Buyer in accordance with Section 8.1(g).

“COBRA” means Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (or any successor provisions thereto) and any similar state or local Law and the rules and regulations promulgated thereunder.

“COBRA Coverage” means the offer of continuation and the continuation of group health plan coverage required under COBRA.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

“Collective Bargaining Agreement” means any Contract or other agreement or understanding with a labor union or labor organization or other employee representative.

“Commission of a Felony” means a felony under Delaware state law as finally determined by a court of competent jurisdiction.

“Common Law Fraud” means common law fraud under Delaware state law, as finally determined by a court of competent jurisdiction.

“Common Law Intentional Misrepresentation” means common law intentional misrepresentation under Delaware state law, as finally determined by a court of competent jurisdiction.

“Company IT Systems” means those computer systems, hardware, servers, databases, Software, networks, telecommunications systems and related infrastructure, used or held for use by the Company in connection with the operation of the Business.

“Company Products” means products or services that are marketed, licensed, leased, manufactured, designed, sold, performed, made available or otherwise distributed or disposed of by the Company as part of the Company’s business currently or in the past.

“Company Required Consents” means, collectively, all consents or notices of any Persons or Governmental Authorities listed on Section 3.2(d) and Section 3.3 of the Disclosure Schedules.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, of the Company or its customers, suppliers, distributors or other business relations, including all information concerning finances, customer information, supplier information, products, services, prices, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential Intellectual Property, designs, specifications, documentation, components, source code, object code, schematics, drawings, protocols and processes. Confidential Information shall not include any information that the Company can demonstrate by contemporaneous written evidence is or becomes generally known to and available for use by the public other than as a result of any acts or omissions of the Company or any of its Affiliates.

“Contracts” means all contracts, agreements, licenses, indentures, notes, bonds, instruments, leases, mortgages, sales orders, purchase orders, arrangements, commitments, obligations and other understandings or undertakings of any nature, in any case whether written or oral, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

“Customs and International Trade Laws” means the applicable export control, Sanctions, import, customs and trade, anti-bribery, and anti-boycott Laws of any jurisdiction in which the Company is incorporated or does business, including the UK Bribery Act 2010, the Tariff Act of 1930, as amended, and other Applicable Laws, administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Control Reform Act of 2018; the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Iran Sanctions Act, as amended, the National Defense Authorization Act for Fiscal Year 2012, the National Defense Authorization Act for Fiscal Year 2013, and the embargoes and restrictions administered by OFAC; executive orders regarding embargoes and restrictions on transactions with designated countries and entities, including Persons designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, and Persons designated on the U.S. Department of State sanctions lists; the anti-boycott Laws administered by the U.S. Department of Commerce; and the anti-boycott Laws administered by the U.S. Department of the Treasury.

“Damages” shall include any and all Liabilities, losses, damages, injuries, judgments, awards, settlements, royalties, diminution in value, interest, penalties, fines, Taxes, demands, Proceedings, claims, deficiencies, and costs and expenses of any kind.

“Employee Pension Benefit Plan” means an “employee pension benefit plan” (as defined in Section 3(2) of ERISA whether or not subject to ERISA).

“Employee Welfare Benefit Plan” means an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA whether or not subject to ERISA).

“Environmental and Safety Requirements” means any Law that is related to (a) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (b) health or safety, (c) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release, or (d) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“Equity Securities” means, if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” means any trade or business, or any other Person (whether or not incorporated) other than the Company that constitutes or has constituted all or part of a controlled group or had been or is under common control with the Company, or is treated as a single employer with the Company, under Section 414 of the Code.

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession that are applicable to the circumstances from time to time.

“General Release” means a general release substantially in the form attached hereto as Exhibit A, to be executed and delivered by the Sole Member and each officer and director of the Company as of the Closing.

“Government Official” means, collectively, any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof and any candidate for political office.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, bureau, board, department, official, body or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising governmental or quasi-governmental power or authority.

“Hazardous Material” means (a) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (b) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (c) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure, (d) radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. § 2011 et seq., (e) asbestos that is friable or could reasonably be likely to become friable, (f) polychlorinated biphenyls, (g) microbial matter, biological toxins, mycotoxins, mold or mold spores, and (h) other material, substance or waste to which liability or standards of conduct may be imposed, or which requires or may require investigation, under any applicable Environmental and Safety Requirements.

“HIPAA” means the U.S. Health Insurance Portability and Accountability Act of 1986, as amended, and the rules and regulations issued thereunder.

“Improper Payment Laws” means, collectively, the U.S. Foreign Corrupt Practices Act of 1977, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions, and any other Applicable Law regarding anti-bribery or illegal payments or gratuities.

“Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Taxes of any Party or the administration of any laws, regulations or administrative requirements relating to any Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” of any Person means, without duplication, all amounts payable by such Person as (a) debtor, borrower, issuer, guarantor or surety pursuant to an agreement or instrument involving or evidencing money borrowed or the advance of credit; (b) pursuant to a lease that is required to be capitalized in accordance with GAAP; (c) liabilities related to debt between the Company and the Sole Member or any Related Party; (d) accounts payable aged greater than 60 days beyond their contract terms; (e) any payments due at or as a result of the Closing, including any employee bonuses listed on the Closing Date Indebtedness Schedule and the employer portion of all Taxes associated with such payments; (f) any “applicable employment taxes” (as defined in Section 2302 of the CARES Act) unpaid as of the Closing Date that would have been due on or before the Closing Date but for Section 2302(a)(1) of the CARES Act; (g) any unpaid Sole Member Taxes; (h) unpaid severance or termination pay or benefits in respect of any current or former employee, officer, director or other Service Provider whose employment or engagement ended prior to the Closing and the employer portion of all Taxes associated with such payments; (i) unfunded liabilities of the Company with respect to any deferred compensation, retiree welfare benefits or defined benefit pension plans; (j) obligations with respect to “earn-out” and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals in the ordinary course of business); (k) obligations relating to interest rate protection, swap agreements, collar agreements and other hedging agreements, in each case, to the extent payable if such obligations terminate at the Closing, (l) obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by the Company (other than Permitted Liens), and (m) guarantee obligations in respect of obligations of the kind referred to in clauses (a) through (l) above; in each case of the Company.

“Indication of Interest” means that certain Letter of Intent by and among Buyer, the Company, and the Sole Member, dated August 28, 2026, as amended by that certain First Amendment to Letter of Intent, dated as of September 8, 2026.

“Intellectual Property” means, collectively, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, improvements thereto, methods, processes, systems, devices, compositions of matter, and all letters patent (including utility and design patents) and pending applications for patents of the United States and all countries foreign thereto, all utility models, industrial models, industrial designs, and all reissues, reexamination certificates, post-issuance certificates, divisionals, continuations, continuations-in-part, renewals and extensions thereof; (b) all trademarks, service marks, certification marks, trade names, trade dress, logos, business names, other designations of origin and Internet domain names, all goodwill associated therewith (each, a “Trademark”), and all applications, registrations and renewals in connection therewith; (c) all published and unpublished works of authorship (whether or not registered or registerable), including, without limitation, audiovisual works, collective works, Software and computer programs (whether in source code, object code, or executable form), documentation, compilations, databases, derivative works, literary works and sound recordings, and all applications, registrations and renewals in connection therewith, and rights of attribution and integrity and other moral rights of an author (each, a “Copyright”); (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secret rights and corresponding rights in Confidential Information and other non-public information (whether or not patentable), including discoveries, ideas, formulas, compositions of matter, methods, processes, Software and computer programs (whether in source code, object code or executable form), algorithms, data structures, system architecture diagrams, flowcharts, databases, data collections, circuits, systems, devices, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (f) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (g) all rights in, arising out of, or associated with any of the foregoing (including the right to enforce and recover remedies) in any jurisdiction.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, when referring to the “knowledge” of the Company, or any similar phrase or qualification based on knowledge of the Company, the actual knowledge of (a) Sireesh Appajosyula, PharmD, the Chief Executive Officer of the Company, (b) Vince LoPriore, (c) Gary Stetz and (d) Chase LoPriore, in each case, after making due inquiry with respect to such persons as to the particular matter in question.

“Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, rule, regulation, Order, certification standard, accreditation standard, Permit, judgment, regulatory code of practice, statutory guidance, injunction, decree or other decision of any court or other tribunal or Governmental Authority.

“Liabilities” means any Indebtedness, liabilities, demands, commitments or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured or otherwise, whether due or to become due, whether arising out of any Contract or tort based on negligence or strict liability and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto, and however arising and including all fees, costs and expenses related thereto.

“Liens” means all liens, security interests, claims, mortgages, deeds of trust, preemptive rights, leases, charges, options, rights of first refusal, easements, proxies, voting trusts or agreements, transfer restrictions, pledges, assessments, covenants, burdens, and other encumbrances of every kind, including restrictions on voting or use.

“Losses” means any and all Liabilities, losses, Damages, injuries, judgments, awards, settlements, royalties, diminution in value, interest, penalties, fines, Taxes, demands, Proceedings, claims, deficiencies, costs and expenses of any kind (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of any of the foregoing or any Proceeding relating to any of the foregoing).

“Material Adverse Effect” means (a) any Event that, individually or in combination with any other Events, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, results of operation or prospects of the Company, whether or not durationally significant, or (b) any Event that materially impairs, or would reasonably be expected to impair, the ability of the Company to continue operating the Business after the Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement; provided, however that “Material Adverse Effect” shall not include any Event, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (v) any changes in applicable Laws or accounting rules, including GAAP, except, with respect to (i), (ii), (iii) or (iv), to the extent the Company is disproportionately impacted by such Events in comparison to others in the industry in which it operates.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA whether or not subject to ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of ERISA Section 4063 or 4064 or Code Section 413(c) whether or not subject to ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40) whether or not subject to ERISA.

“OFAC” means Office of Foreign Assets Control and any successor Governmental Authority.

“Officer’s Certificate” means a certificate in form and substance reasonably satisfactory to the Buyer, dated as of the Closing Date and duly executed and delivered by an officer of the Company, (a) attaching true, complete and accurate copies of the organizational documents of the Company (and the articles of incorporation of the Company shall also be certified as of a recent date by the Secretary of State, or comparable Governmental Authority, of the State of New Jersey), (b) certifying that attached thereto is a true, complete and accurate copy of resolutions duly adopted by the board of managers (or comparable governing body) of the Company approving the Company’s entry into this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the Transactions, (c) certifying that there are no proceedings for the dissolution or liquidation of the Company, and (d) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and the Ancillary Agreements to which the Company is a party and all other documents, instruments or agreements related thereto executed or to be executed by the Company.

“Order” means any order, judgment, ruling, injunction, award, stipulation, assessment, decree or writ, whether preliminary or final, of any Governmental Authority.

“Parties” means all parties to this Agreement.

“Party” means any party to this Agreement.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).

“Permits” means permits, licenses, registrations, consents, certificates, grants, waivers, qualifications, approvals and all other authorizations by or of Governmental Authorities.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, or for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been accrued for in the Company’s financial statements as of the Closing Date, (b) statutory Liens of landlords for amounts not yet due and payable, (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable, (d) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, and (e) in the case of each of the Purchased Securities, restrictions arising under applicable securities Laws, but in each such case, excluding any Lien with respect to any Employee Benefit Plan.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, firm or other entity or any Governmental Authority.

“Personal Information” means any information that, alone or in combination with other information, allows the identification of an individual, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, IP address, and any persistent identifier or any other information that is otherwise considered personal information, personal data, protected health information or other personally identifiable information under Applicable Law.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the Closing Date.

“Privacy and Information Security Requirements” means (a) all Laws relating to the collection, storage, use, disclosure, retention or transfer of Personal Information, privacy or information security, (b) all Laws concerning the security of Company Products and/or Company IT Systems, (c) all Contracts to which the Company is a party or is otherwise bound that relate to Personal Information and/or protecting the security or privacy of information, and (d) the Company’s policies and notices (e.g., posted privacy policies; notices provided in connection with the collection, storage, use, disclosure, retention or transfer of Personal Information; posted policies or notices concerning the security of Company Products and/or Company IT Systems; internal policies and standards concerning the treatment of Personal Information and/or the security of Company Products and/or Company IT Systems) relating to Personal Information, privacy and/or the security of Company Products, Company IT Systems and/or other information.

“Proceeding” means any suit, action, cause of action, litigation, hearing, inquiry, examination, demand, proceeding, controversy, complaint, appeal, notice of violation, citation, summons, subpoena, arbitration, mediation, dispute, claim, allegation, investigation or audit of any nature whether civil, criminal, quasi-criminal, indictment, administrative, regulatory or otherwise and whether at Law or in equity.

“Purchase Consideration” shall mean the consideration payable or issuable to the Sole Member under Section 2.1(b).

“Related Party” means the Sole Member, each officer or director of the Company, each family member (spouse, child, parent, or sibling) of any of the foregoing, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing (other than the Company).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the indoor or outdoor environment.

“Restrictive Covenant Agreement” means a restrictive covenant agreement substantially in the form attached hereto as Exhibit B, to be executed and delivered by the Sole Member as of the Closing.

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar or analogous replacement rule promulgated under the Securities Act.

“Sanctioned Person” means any Person that is the target of Sanctions, including, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, Switzerland or any European Union member state, (b) any Person located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria and, the so-called Donestsk People’s Republic, the so-called Luhansk People’s Republic and the Kherson, the Zaporizhzhia, and Crimea regions of Ukraine), or (c) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or Switzerland.

“SEC Reports” means all forms, reports, schedules, statements, registration statements, prospectuses and other documents filed or furnished by the Buyer with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto, as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits and information incorporated by reference in such documents.

“Securities Act” means the U.S. Securities Act of 1933, as in effect as of the date hereof and all amendments, supplements, replacements, and additions thereto.

“Service Provider” means each current director, officer, employee, manager, consultant, independent contractor, or leased employee of the Company.

“Software” means all websites, computer software and firmware (including source code, executable code, data, databases, user interfaces and related documentation).

“Sole Member Indemnified Parties” means (a) the Sole Member, (b) each Affiliate of the Sole Member (excluding the Company), (c) the respective equity holders, officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents of the Persons referred to in clauses “(a)” and “(b)” above and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

“Sole Member Taxes” means any Taxes (a) of the Sole Member for any taxable period, (b) imposed on or with respect to the Company or its assets or operations for any Pre-Closing Tax Period, determined for any Straddle Period in accordance with Section 6.9, (c) imposed in connection with the Transactions (including any Transfer Taxes), or (d) for which the Company or the Buyer becomes liable as a transferee, successor or member of any Affiliated Group (or any combined, consolidated or unitary group) on or before the Closing Date, whether by operation of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), by Contract or otherwise, to the extent such Taxes relate to an event or transaction occurring on or before the Closing Date.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or other similar anti-takeover Law, statute or regulation.

“Tax” means any and all multi-national, federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare, escheat or unclaimed property (whether or not considered a tax under Applicable Law) or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax, any penalties resulting from any failure to file or timely file a Tax Return, or additional amounts in respect of the foregoing; provided that “Tax” shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Returns” means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including Treasury Form TD F 90-21.1 and FinCEN Form 114) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any Party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Authority with administrative or judicial authority and responsibility exercising any authority with respect to any Tax.

“Title IV Plan” means an Employee Benefit Plan subject to Section 302 or Title IV of ERISA or Code Section 412, 413 or 430.

“Trading Day” means any day on which the Buyer Common Stock is generally traded on the OTCQB Venture Market or any other national securities exchange on which the Buyer Common Stock is then listed.

“Transaction Expenses” means (a) all of the fees, costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement or any Ancillary Agreement or any transaction or series of transactions similar to such transactions, including all fees, costs and expenses payable to attorneys, financial advisors, accountants, consultants or other advisors, and all obligations under any engagement letter or other agreement or understanding with any investment banker or broker, (b) all payments by the Company to obtain any third party consent required under any Contract or any regulatory consent (including, for the avoidance of doubt, any regulatory filing fees), in each case, in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, (c) all Transfer Taxes, (d) any stay, retention, sale or change of control payment made or required to be made to any current or former director, officer, employee, contractor, consultant or agent as a result of, or in connection with, this Agreement and the Transactions, and in each case the employer portion of any payroll Taxes attributable thereto, and (e) all other obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, under any Contract or Employee Benefit Plan in effect on or before the Closing Date, including all change of control, severance, retention, stock appreciation, phantom stock or similar obligations or any other accelerations of or increases in rights or benefits and all Taxes that are payable by the Company in connection with or as a result of the satisfaction of such obligations.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

“VEBA” means a “voluntary employees’ beneficiary association” within the meaning of Code Section 501(c)(9).

“VWAP” means, for any individual Trading Day, the dollar volume-weighted average price for the Buyer Common Stock on the OTCQB Venture Market during regular trading hours (9:30:01 a.m. to 4:00:00 p.m., New York time), as reported by Bloomberg through its “HP” function (set to weighted average) or, if unavailable, another authoritative financial data source mutually agreed upon in writing by the Buyer and the Sole Member.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the locations in this Agreement referenced below:

Term	Location
Allocation Schedule	Section 6.9(i)
Assets	Section 3.9(a)
Balance Sheet	Section 3.5(a)(ii)
Balance Sheet Date	Section 3.5(a)(ii)
Buyer Closing Deliverables	Section 8.2
Buyer Prepared Return	Section 6.9(a)(ii)
Cap	Section 9.4(a)
Claim Objection	Section 9.5(b)(ii)
Claimed Amount	Section 9.5(b)(i)
Closing	Section 2.1(a)
Closing Date	Section 2.1(a)
Company Closing Deliverables	Section 8.1
Company Counsel	Section 6.10
Company Intellectual Property	Section 3.10(c)
Direct Claim	Section 9.5(b)(i)
Direct Claim Notice	Section 9.5(b)(i)
Disclosure Schedules	Article III
Employee Benefit Plan(s)	Section 3.17(a)
End Date	Section 10.1(b)
Enforcability Exceptions	Section 3.1(b)
Export Approvals	Section 3.27(a)
Final Determination	Section 9.7
Financial Statements	Section 3.5(a)
Immaterial Software License	Section 3.10(b)
Indemnified Party	Section 9.5(a)(i)
Indemnifying Party	Section 9.5(a)(i)
Insurance Policies	Section 3.22
Intended Tax Treatment	Section 6.9(h)
Judgement Notice	Section 9.7
Leased Real Property	Section 3.20(b)
Legend	Section 2.7
Lock-Up End Date	Section 2.5(a)(i)
Material Contract(s)	Section 3.11
Objection Period	Section 9.5(b)(ii)
Payoff Letters	Section 8.1(e)

Term	Location
Piggback Notice	Section 6.16(a)
Piggyback Registration	Section 6.16(a)
Privileged Communications	Section 6.10
Real Property Leases	Section 3.11(h)
Registration Statement	Section 6.16(a)
Section 280G Payments	Section 6.11
Shareholder Questionnaire	Section 6.16(e)
Sole Member Prepared Returns	Section 6.9(a)(i)
Stock Consideration	Section 2.1(b)
Tax Proceeding	Section 6.9(f)
Third Party Claim	Section 9.5(a)(i)
Third Party Claim Notice	Section 9.5(a)(i)
Top Customer	Section 3.21(b)
Top Supplier	Section 3.21(a)
Transfer	Section 2.5(a)
Transfer Taxes	Section 6.9(e)

Article II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale.

(a) Closing. The closing of the Transactions (the “Closing”) shall take place virtually via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery and wire transfer of funds on the same Business Day as the date this Agreement is fully-executed by the Parties which shall signify that the last of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) to be satisfied or waived have been so satisfied or waived, or by such other means and/or at such other place, time and date as the Buyer and the Sole Member may agree (the actual date of the Closing is referred to herein as the “Closing Date”). All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the party against whom such waiver is sought to be enforced. Subject to Article X, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.1(a) shall not result in the termination of this Agreement and shall not relieve any party hereto of any obligation under this Agreement.

(b) Purchase and Sale of Purchased Securities. At the Closing, the Purchased Securities shall be sold by the Sole Member to the Buyer in exchange for the right of the Sole Member to receive from the Buyer (i) $2,000,000 in cash at the Closing, and (ii) a number of shares of Buyer Common Stock, rounded down to the nearest whole share, equal to the (A) $2,250,000 divided by (B) the Buyer Closing Stock Price (the “Stock Consideration”).

(c) Effect on Other Arrangements. All rights under any plan, program or arrangement providing for the issuance or grant of any other interest in respect of the equity securities or membership interests of the Company (including any warrant, call, right, subscription or otherwise) shall be cancelled as of the Closing on terms and conditions reasonably satisfactory to the Buyer and without payment of any money or other consideration to the holder thereof. As soon as practicable following the date of this Agreement, the board of managers of the Company shall adopt resolutions or take such other actions as may be required or appropriate to effect the provisions of this Section 2.1(c).

Section 2.2 Closing of the Company’s Transfer Books. At the Closing, holders of Company membership interests or other Equity Securities of the Company that were outstanding immediately prior to the Closing shall cease to have any rights as equityholders of the Company, except the right of the Sole Member to receive the Purchase Consideration as set forth in Section 2.1(b), the books and records of the Company shall be closed with respect to all Equity Securities of the Company outstanding immediately prior to the Closing, and effective automatically and immediately as of the Closing, with no further action required on the part of the Company, the Sole Member, or any other Person, the Buyer shall be the sole member and equityholder of the Company.

Section 2.3 Withholding. Notwithstanding anything to the contrary in this Agreement, each of the Buyer, the Company, and their respective Affiliates shall be entitled to deduct and withhold from any amounts payable to any Person under or in accordance with this Agreement, and from any other consideration otherwise paid or delivered in connection with the Transactions, such amounts that they are required to deduct or withhold, under the Code or any Applicable Law. To the extent that the Buyer, the Company, or their respective Affiliates withhold any such amounts with respect to any Person and remit such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person.

Section 2.4 Preservation of Economic Effect. Notwithstanding anything herein to the contrary, if between the date of this Agreement and the date on which any Buyer Consideration Shares are to be issued pursuant to the terms of this Agreement, the Buyer Common Stock or the Company Equity Securities shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Buyer Common Stock or the Company Equity Securities, as the case may be, will be equitably adjusted to provide to Buyer and the Sole Member the same economic effect as contemplated by this Agreement prior to such event.

Section 2.5 Lock-Up Agreement.

(a) In addition to the restrictions set forth in Section 6.14, the Sole Member agrees that it will only be permitted to sell, pledge, assign, transfer, hypothecate or otherwise dispose of (each a “Transfer”) the Buyer Closing Shares as follows:

(i) Prior to the earlier to occur of (x) the six month anniversary of the Closing Date and (y) the date on which the Buyer Closing Shares have been registered for resale under a Registration Statement (the “Lock-Up End Date”), the Sole Member shall not Transfer any Buyer Closing Shares.

(ii) Any sales of Buyer Consideration Shares made by affiliates of the Buyer that are not covered by a Registration Statement are also subject to the volume limitations applicable to any affiliates of the Buyer under Rule 144.

(b) The Sole Member shall not, directly or indirectly, engage in an investment strategy, based upon selling securities of the Buyer, whether equity, debt or otherwise, “short,” while any Buyer Consideration Shares owned by the Sole Member remain unsold. For purposes of this Agreement, a “short” means any transaction whereby one may benefit from a decline in the price of the Buyer Common Stock, but shall not include (nor shall a Transfer include) the purchase of any option or other contract to sell or the sale of any option or other contract to purchase shares (or in each case any equivalent position) with respect to Buyer Common Stock.

(c) The Sole Member hereby authorizes any and all brokers for all accounts holding the Buyer Common Stock to provide directly to the Buyer, promptly upon the Buyer’s request, a copy of all account statements showing the Buyer Consideration Shares and all of the Sole Member’s trading activity in the Buyer Consideration Shares.

(d) The Sole Member shall, and shall cause its Affiliates and representatives to comply with all insider trading policies or other similar policies or procedures which the Buyer provides to the Sole Member from time to time. The Sole Member acknowledges and agrees that it may be restricted from Transferring Buyer Consideration Shares if required pursuant to any such insider trading policies or similar policies or procedures.

(e) The Buyer may cause appropriate legends describing this Section 2.5 (in addition to the Legend) to be imprinted on each stock certificate representing Buyer Consideration Shares and the transfer records of the Buyer’s transfer agent to reflect such resale restrictions.

(f) The Buyer shall instruct its transfer agent to reject and refuse to transfer on its books any Buyer Consideration Shares that may have been attempted to be sold or otherwise Transferred in violation or contravention of any of the provisions of this Agreement.

(g) Failure by the Sole Member to provide the Buyer with reasonable evidence of compliance with the terms and provisions of this Agreement within two Business Days of such written request shall result in the withdrawal of any legal opinion rendered by the Buyer’s legal counsel respecting the lawful sale of the Buyer Consideration Shares and if any of the Buyer Consideration Shares then being sold by the Sole Member are being sold in reliance on a Registration Statement, at the option of the Buyer, such Buyer Consideration Shares may be withdrawn from the Registration Statement. In any such event, “stop transfer” instructions shall be provided to the Buyer’s transfer agent regarding the Buyer Consideration Shares.

(h) Notwithstanding anything to the contrary set forth herein, the Buyer may, in its sole discretion and in good faith, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of Buyer Common Stock or if such waiver would otherwise be in the best interests of the development of the public trading market for the Buyer Common Stock.

(i) The resale restrictions on the Buyer Consideration Shares set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

(j) The Sole Member acknowledges and agrees that the Buyer Consideration Shares are subject to forfeiture until the Lock-Up End Date pursuant to Section 9.7.

(k) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Section 2.5 were not performed in accordance with their specific terms or were otherwise breached. The Sole Member accordingly agrees that in the event of any actual or threatened breach by the Sole Member or any of its Affiliates of any of the provisions contained in this Section 2.5, the Buyer and its successors and assigns, including, without limitation, any Person that acquires (by merger, purchase or sale of assets or stock or otherwise) any part of the Business, shall be entitled to injunctive and other equitable relief without (x) posting any bond or other security, (y) proving actual Damages, or (z) showing that monetary Damages are an inadequate remedy.

(l) In the event the Sole Member transfers any of the Buyer Consideration Shares to any of its stockholders or any other Person as a condition precedent to such transfer, the transferee of such Buyer Consideration Shares must agree in writing to the terms set forth in this Section 2.5 pursuant to a written agreement in the form provided by Buyer to such transferee.

Section 2.6 Fractional Shares. Notwithstanding anything herein to the contrary, no fractional shares of Buyer Common Stock shall be issued in connection with the Transactions and the number of shares of Buyer Common Stock to be issued to the Sole Member hereunder shall, in all cases, be rounded down to the nearest whole number of shares of Buyer Common Stock.

Section 2.7 Legends. All shares of Buyer Common Stock issued pursuant to this Agreement shall bear the following or any similar legend (the “Legend”):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AND FORFEITURE PROVISIONS DESCRIBED IN SECTION 2.5 OF THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT AMONG THE ISSUER OF THESE SECURITIES, THE HOLDER OF THESE SECURITIES, AND THE OTHER PARTIES THERETO AND MAY ONLY BE SOLD OR TRANSFERRED IN COMPLIANCE WITH THE EXPRESS TERMS OF SUCH AGREEMENT.”

provided, that the Buyer shall take all actions reasonably required or requested from the Sole Member in order to cause the Legend to be removed from any certificate or book-entry notice evidencing shares of Buyer Common Stock at such time as it is permitted to be removed under Applicable Law, including following the filing of a Registration Statement in respect of such shares of Buyer Common Stock.

Section 2.8 Buyer Consideration Share Cap. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate number of shares of Buyer Common Stock issued pursuant to the terms of this Agreement exceed 19.99% of the aggregate number of outstanding shares of Buyer Common Stock immediately following the date on which such shares of Buyer Common Stock are issued or otherwise required to be issued pursuant to the terms of this Agreement; provided, however, that any reduction in the number of shares of Buyer Common Stock issued as a result of this Section 2.8 shall require a corresponding equitable cash payment to the Sole Member otherwise entitled to such shares of Buyer Common Stock, with such cash payment calculated based on the Buyer Closing Stock Price.

Article III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify only the specifically identified sections or subsections hereof to which such Disclosure Schedule relates, provided that any given Disclosure Schedule may cross reference relevant disclosures that are contained in one or more other Disclosure Schedules, and shall not qualify any other provision of this Agreement or any Ancillary Agreement), the Sole Member represents and warrants to the Buyer (i) as of the date hereof, and (ii) in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing, as follows:

Section 3.1 Organization and Qualification; Authorization.

(a) Each of the Sole Member and the Company is duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, and is duly qualified or licensed to do business and, to the extent such concept is applicable, is in good standing as a foreign entity in each jurisdiction where the conduct of its business requires such qualification or license, except for such failure to be so qualified, licensed or in good standing, or to have such power or authority, that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. True, complete and correct copies of the charter documents, bylaws, limited liability company agreement, or similar organizational documents of the Sole Member and the Company and all amendments thereto have been made available to the Buyer. The Company is not in violation of any of the provisions of its charter documents, bylaws, limited liability company agreement, or similar organizational documents. The minute books and resolutions of the Company previously made available to the Buyer contain true, complete and accurate records of all meetings and accurately reflect in all material respects all limited liability action of the equity holders, members and managers (including committees thereof) of the Company. The Equity Security transfer ledger of the Company previously made available to the Buyer is true, complete and accurate.

(b) The Sole Member and the Company have all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Sole Member and/or the Company is a party, the performance by the Sole Member and/or the Company of its obligations hereunder and thereunder and the consummation by the Sole Member and/or the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action. This Agreement has been, and the Ancillary Agreements to which the Sole Member and/or the Company is a party will be, duly executed and delivered by the Sole Member and/or the Company and constitute the legal, valid and binding obligation of the Sole Member and/or the Company, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

Section 3.2 No Violation. The execution, delivery and performance by the Sole Member and the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) violate, contravene or conflict with any provision of the charter documents, bylaws, limited liability company agreement, or similar organizational documents of the Sole Member or the Company;

(b) violate, contravene or conflict with any resolution adopted by the equityholders of the Sole Member or the Company or the directors or managers of the Sole Member or the Company;

(c) violate, contravene or conflict with any Law or Order applicable to Sole Member, the Company or any assets owned or used by the Sole Member or the Company; or

(d) contravene, conflict with, result in the violation or breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an Event which would, or could reasonably be expected to give rise to, any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of the Sole Member or the Company under, any Contract, Permit or other material instrument or obligation of any kind or nature, in any case whether written or oral, by which the Sole Member, the Company, or any of their respective assets or properties may be bound or affected.

(e) result in the creation or imposition of any Lien upon the assets, properties, or Equity Securities of the Company.

Section 3.3 Consents and Approvals. No consent, approval, license, Permit, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by the Company in connection with the authorization, execution, delivery and performance of this Agreement or any Ancillary Agreement, or the consummation of the transactions contemplated hereby and thereby.

Section 3.4 Capitalization.

(a) The Sole Member is the sole record and legal and beneficial owner of all of the Purchased Securities. Other than the Purchased Securities, there are no other equity interests or other ownership interests issued and outstanding in respect of the Company. All of the outstanding Equity Securities of the Company have been duly authorized, validly issued and are fully paid and non-assessable. The Company neither owns nor otherwise holds, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. The Company has not violated any (and has fully complied with all) applicable federal or state securities Laws in connection with the offer, sale or issuance of any its Equity Securities.

(b) The Company does not have any Subsidiaries.

Section 3.5 Financial Statements; Accounting and Internal Controls; Projections.

(a) Section 3.5 of the Disclosure Schedules contains copies of the following financial statements of the Company (collectively, the “Financial Statements”):

(i) the audited]1 balance sheets of the Company as of December 31, 2025, December 31, 2024, and as of December 31, 2023; and

(ii) the [internal]2 balance sheet (the “Balance Sheet”) of the Company as of September 30, 2026 (the “Balance Sheet Date”).

(b) The Financial Statements (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except that the interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate), (ii) fairly present the assets, liabilities and financial condition of the Company as of such dates and the results of operations of the Company for such periods on an GAAP basis, and (iii) are consistent with the books and records of the Company included in the Financial Statements (which books and records are correct and complete in all material respects). Since the Balance Sheet Date, there has been no change in any accounting principles, policies, methods or practices, including any change with respect to reserves (whether for bad debt, contingent liabilities or otherwise) of the Company.

1 NTD: Subject to confirmation.

2 NTD: Subject to confirmation.

(c) The Company has established and, for the past three years, has maintained in all material respects, a system of internal accounting controls sufficient for a company to reasonably ensure (i) the reliability of financial reporting and the preparation of the Financial Statements and (ii) that (A) all transactions are executed in accordance with management’s general or specific authorizations; (B) all transactions are recorded when and as necessary to maintain asset accountability and to permit preparation of financial statements in conformity with GAAP applied using the same accounting practices, policies, principles and methodologies, with consistent classifications, judgments and valuation and estimation accrual methodologies, used in the preparation of the Financial Statements; and (C) all accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d) The Company has established and, for the past three years, have maintained, in all material respects, disclosure controls sufficient for a company to reasonably ensure that material information relating to the Company (including any deficiencies or weaknesses in the design or operation of the Company’s internal controls and any fraud that involves management or other Service Providers of the Company) is made known to management of the Company, by others within such entities and disclosed to such entities’ directors, managers and outside accountants. The Company has provided to the Buyer a summary of any of the foregoing disclosures made to the directors, managers or outside accountants of any of the Company. During the past three years, no attorney representing the Company, whether or not employed by the Company, has reported any evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors or any committee thereof or similar governing body of the Company, except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company.

(e) The financial projections relating to the Company delivered to the Buyer constitute the best estimate of the management of the Company of the information purported to be shown therein and were prepared by management of the Company in the ordinary course of business consistent with past practices. The Company is not aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

Section 3.6 Absence of Undisclosed Liabilities.

(a) The Company has no material Liabilities, except (i) as and to the extent specifically accrued for or reserved against in the Balance Sheet, (ii) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) executory obligations under Contracts (other than Liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by the Company), (iv) Liabilities, with respect to the Company, specifically set forth on Section 3.6(a) of the Disclosure Schedules, (v) Liabilities under the executory portion of any Contract which was entered into in the ordinary course of business, and (vi) Liabilities for Transaction Expenses.

(b) The Company is not a guarantor or otherwise liable for any Liabilities of any other Person (including, for the avoidance of doubt, the Sole Member or any Affiliate thereof). The Company is not the beneficiary of any guaranties, letters of credit, letters of comfort, surety or performance bonds, or any obligation to maintain or provide collateral relating to any ongoing projects of the Business.

Section 3.7 Accounts and Notes Receivable; Accounts Payable. The Company has no accounts receivable and notes receivable. Except as set forth in Section 3.7 of the Disclosure Schedules, the accounts payable and accruals of the Company have arisen in bona fide arm’s-length transactions in the ordinary course of business, and the Company has been paying its accounts payable as and when due.

Section 3.8 Absence of Changes or Events.

(a) Since the Balance Sheet Date, the Company has conducted its business in all material respects only in the ordinary course consistent with past practice.

(b) Since the Balance Sheet Date and through the date of this Agreement, no Event has occurred that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.9 Assets.

(a) The Company owns, and immediately following the Closing will continue to own, good and marketable title to, or a valid right to use, all of the tangible and intangible assets and property used or held in connection with the Business (the “Assets”), free and clear of any and all Liens (other than Permitted Liens).

(b) The Assets owned or leased by the Company are all of the assets and property that are necessary to enable the Business to be conducted immediately after the Closing in substantially the same manner as the Business has been conducted since the Balance Sheet Date.

(c) Except as set forth in Section 3.9(c) of the Disclosure Schedules, all material items of tangible personal property owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted and are suitable for the purposes for which they are presently being used. None of the personal or movable property constituting Assets is located other than at the Leased Real Property.

Section 3.10 Intellectual Property.

(a) Section 3.10(a) of the Disclosure Schedules contains a true, complete and accurate description and list of all (i) patented or registered Intellectual Property owned by the Company, (ii) pending patent applications and applications for other registrations of Intellectual Property owned by the Company, and (iii) any unregistered Trademark or Copyright that is owned by the Company and material to the conduct of the Company’s business as presently conducted or contemplated to be conducted (indicating for each of (i) and (ii) the applicable jurisdiction, registration number (if registered), application number, date issued (if issued) and dated filed). The Company exclusively owns all right, title and interest in and to all Intellectual Property set forth (or required to be set forth) in Section 3.10(a) of the Disclosure Schedules, free and clear of all Liens, and all such Intellectual Property is subsisting and, to the extent patented or registered, valid and enforceable.

(b) Section 3.10(b)(i) of the Disclosure Schedules contains a true, complete and accurate list, as of the date of this Agreement, of all Intellectual Property licensed to the Company (excluding generally commercially available, off the shelf software programs licensed to the Company pursuant to a shrink-wrap or “click to accept” agreement with a replacement cost and/or annual license fee of less than $10,000 (an “Immaterial Software License”)) and any license or other agreement relating thereto. Section 3.10(b)(ii) of the Disclosure Schedules contains a true, complete and accurate list of all Intellectual Property licensed by the Company to any Person and any license or other agreement relating thereto. Except with respect to any Immaterial Software License, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not (i) impair any rights of the Company under, or cause the Company to be in violation of or default under, any Contract under which it has the right to use or otherwise commercialize or exploit in any way any Intellectual Property of any Person, (ii) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such Contract, or (iii) require the payment of (or increase the amount of) any royalties, fees or other consideration with respect to the Company’s use or exploitation of any Intellectual Property of any Person.

(c) The Company exclusively owns and possesses all right, title and interest in and to, or has the right under a valid and enforceable license set forth on Section 3.10(b)(i) of the Disclosure Schedules, (or under a valid and enforceable Immaterial Software License) to use and otherwise commercialize or exploit, all Intellectual Property necessary for or used or otherwise commercialized or exploited in the operation of its business as presently conducted and as presently proposed to be conducted, free and clear of all Liens (such Intellectual Property collectively, together with all Intellectual Property set forth or required to be set forth on Section 3.10(a) of the Disclosure Schedules, the “Company Intellectual Property”). No loss or expiration of any of the Company Intellectual Property is pending, reasonably foreseeable or, to the Knowledge of the Company, threatened. The Company has taken such actions as are necessary or reasonably advisable, performed such customary or prudent acts, recorded or filed such documents and paid such fees and Taxes (to the extent applicable) required or reasonably advisable to protect and maintain in full force and effect the Company Intellectual Property. Each current or former Service Provider of the Company has executed a valid and enforceable written agreement assigning to the Company ownership of all rights in any Intellectual Property developed by such Service Provider, solely or jointly with others, in the course and scope of his or her employment or engagement by the Company. Without limiting the generality of the foregoing, all assignments of any Intellectual Property to the Company or any predecessor-in-interest thereof have been timely and properly recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office or other appropriate agency. Except as specified on Section 3.10(c) of the Disclosure Schedules, neither the Sole Member nor any of its Affiliates owns or holds any Intellectual Property that is used, commercialized or exploited in any way by the Company.

(d) Except as set forth on Section 3.10(d) of the Disclosure Schedules, (i) there have been no claims made, threatened in writing or, to the Knowledge of the Company, threatened verbally against the Company asserting the invalidity, misuse or unenforceability of any Company Intellectual Property or challenging the Company’s ownership of Intellectual Property owned or purported to be owned by the Company or right to use, commercialize or exploit any other Company Intellectual Property, in either case free and clear of Liens, and to the Knowledge of the Company, there is no basis for any such claim, (ii) the Company has not received any notices of, and to the Knowledge of the Company, there are no facts which indicate a likelihood of any direct, vicarious, indirect, contributory or other infringement, violation or misappropriation by the Company of any Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), (iii) the conduct of the Business has not infringed, misappropriated or violated, and as presently conducted or presently proposed to be conducted does not and will not infringe, misappropriate or violate, any Intellectual Property of any other Person, whether directly, vicariously, indirectly, contributorily or otherwise, and (iv) to the Knowledge of the Company, no Company Intellectual Property owned by the Company has been or is being infringed, misappropriated or violated by any other Person.

Section 3.11 Contracts. Section 3.11 of the Disclosure Schedules contains a true, complete and accurate list (by reference to the applicable subsection hereof) as of the date of this Agreement of all Contracts in effect on the date of this Agreement to which the Company is a party meeting any of the descriptions set forth below (each such Contract that is listed or required to be listed on Section 3.11 of the Disclosure Schedules, a “Material Contract” and such Contracts are collectively referred to herein as the “Material Contracts”):

(a) each Contract that requires the Company or any of its present or future Affiliates to pay, or entitles the Company to receive, or could result in obligations of the Company in the amount of, in the aggregate, $10,000 or more in any 12-month period;

(b) each Contract with a supplier, vendor or other Service Provider of the Company involving aggregate consideration in excess of $10,000;

(c) each Contract that restricts the Company or any of its present or future Affiliates from competing with or engaging in any business activity anywhere in the world or soliciting for employment, hiring or employing any Person;

(d) each Contract to acquire or dispose (by merger, purchase or sale of assets or stock or otherwise) of any material Assets, as to which the Company has continuing material obligations or material rights;

(e) each Contract whereby the Company leases, subleases, licenses or otherwise holds any rights to use or occupy any interest in real property (the “Real Property Leases”);

(f) (A) each Contract with respect to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, (B) guaranties, letters of credit, letters of comfort, surety or performance bonds, or any obligation to maintain or provide collateral (including Cash) relating to any ongoing projects of the Business, and (C) any Contract that contains or provides for any warranty, guaranty or other similar undertaking with respect to contractual performance, other than those made in the ordinary course of business;

(g) each Contract pursuant to which the Company leases, is licensed or otherwise authorized to use or otherwise commercialize or exploit any Intellectual Property of any other Person or which otherwise affects the ability of the Company to use, commercialize or otherwise exploit any Company Intellectual Property (including a covenant not to sue) material to the Business (excluding Immaterial Software Licenses);

(h) each Contract pursuant to which the Company leases, licenses or otherwise authorizes another Person to use, distribute, sell, resell or incorporate any Company Intellectual Property;

(i) each Contract with respect to bonus or other incentive compensation, deferred compensation, equity purchase or award, salary continuation, pension, profit sharing or retirement plan, or any other Employee Benefit Plan or arrangement;

(j) each Contract with a Related Party, other than at-will employment arrangements entered into in the ordinary course of business, the terms of which have been disclosed to the Buyer;

(k) each Contract that is not terminable by the Company with notice of 90 days or less without penalty, other than the terms and conditions of purchase orders entered into in the ordinary course of business, the terms of which have been disclosed to the Buyer;

(l) each Contract that grants any Person other than the Company any rights of first refusal, rights of first negotiation or similar rights on any Assets;

(m) each Contract that (i) contains indemnification obligations of the Company, other than the terms and conditions of purchase orders which have been disclosed to the Buyer or Immaterial Software Licenses entered into in the ordinary course of business, or (ii) provides for liquidated damages or similar penalties in the event of a breach by the Company;

(n) each Contract the breach or termination of which would reasonably be expected to result in a Material Adverse Effect; and

(o) each Contract not made in the ordinary course of business consistent with past practice or that is otherwise material.

True, complete and accurate copies of the Material Contracts, together with all modifications and amendments thereto, have previously been delivered or made available to the Buyer, or, to the extent that any of such Material Contracts are oral, Section 3.11 of the Disclosure Schedules contains a description of the material terms thereof. As of the date of this Agreement, each such Material Contract (i) is in full force and effect, (ii) is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, (iii) is enforceable in accordance with its terms, subject to the Enforceability Exceptions, and (iv) is not subject to any asserted claims, charges, set offs or defenses that remain unresolved. Except as set forth on Section 3.11 of the Disclosure Schedules, the Company is not in breach or default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a breach or default by the Company of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Material Contract and, to the Knowledge of the Company as of the date of this Agreement, no other party is in breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by the Company under, or in any manner release any party thereto from any obligation under, any Material Contract. The Company has not received any notice or communication regarding any violation or breach of, or default under any Material Contract. The Company has not been notified by any counterparty to any Material Contract that such counterparty is terminating, modifying, repudiating or rescinding, or intends to terminate, modify, repudiate or rescind such Material Contract.

Section 3.12 Litigation. There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company, any Asset or any of the current or former officers, directors or employees of the Company (in their respective capacities as such) related to the Company or its operations, nor to the Knowledge of the Company is there any reasonable basis for any such Proceeding. There are no Proceedings pending or to the Knowledge of the Company threatened by the Company.

Section 3.13 Compliance with Laws. The Company complies, and has at all times complied, in all material respects, with all Laws in connection with the conduct, ownership, use, occupancy or operation of the Business and the Assets and the Company has not received during the past five years, any notice or other communication from any Governmental Authority or any other Person that the Company is not in compliance in any material respect with any Law.

Section 3.14 Licenses and Permits. The Company holds, and has at all times held, and immediately following the Closing will hold, all Permits necessary for the conduct, ownership, use, occupancy or operation of the Business or the Assets. The Company complies, and has at all times complied, in all material respects with all such Permits, and the Company has not received during the past five years any notice or other communication from any Governmental Authority or any other Person that the Company is not in compliance in any material respect with any such Permit or of any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any such Permit. All such Permits are, and immediately following the Closing will be, valid and in full force and effect on terms identical, in all material respects, to those which were held by the Company immediately before the Closing (and as of the date of this Agreement).

Section 3.15 Health, Safety and Environment.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company is and has been in compliance with all Environmental and Safety Requirements.

(b) The Company has obtained, maintains and complies with all Permits required under Environmental and Safety Requirements to operate its business, and no Proceeding is pending, or to the Knowledge of the Company, threatened, to revoke, modify or terminate any Permit required under Environmental and Safety Requirements.

(c) There are no Hazardous Materials present in, at, or under (i) any Leased Real Property, or (ii) any property to which any Person has, at any time, transported, treated, stored or disposed of Hazardous Material on behalf of the Company or any of its predecessors that would reasonably be expected to give rise to, result in or serve as a basis for Damages to the Company under Environmental and Safety Requirements.

Section 3.16 Taxes.

(a) The Company has timely and properly filed and been included in all Tax Returns required to be filed by it or in which it is required to be included, taking into account any extension of time to file granted to or obtained by it. All such Tax Returns are accurate and complete in all material respects. The Company has timely and properly paid all Taxes required to be paid by it or with respect to its assets or operations, whether or not shown on such Tax Returns.

(b) All Tax deficiencies that have been claimed, proposed or asserted in writing by any Taxing Authority against the Company have been fully paid or finally settled.

(c) No Proceedings with respect to Taxes are being conducted with respect to the Company. The Company has not received from any Taxing Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.

(d) There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(e) The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former Service Provider, equity interest holder, creditor or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. The Company has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as independent contractors for purposes of Section 530 of the Revenue Act of 1978.

(f) The Company is not party to any Tax allocation, Tax sharing or Tax distribution agreement or arrangement.

(g) The Company (i) is not and has never been a member of an Affiliated Group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes, (ii) has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by any Contract or otherwise, and (iii) does not own any interest in an Person or arrangement classified as a partnership for United States federal, state or local Income Tax purpose.

(h) There is no agreement, plan, program, arrangement or other Contract (including this Agreement or the arrangements contemplated thereby) covering any employee or independent contractor or former employee or independent contractor of any of the Company that, considered individually or considered collectively with any other such agreements, plans, programs, arrangements or other Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code as a result of (or in connection with) the transactions contemplated by this Agreement. The Company is not a party to any Contract, nor does it have any obligation (current or contingent), to compensate any individual for excise taxes incurred pursuant to Section 4999 of the Code.

(i) The Company has not participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(j) Neither the Buyer nor any of its Affiliates (including following the Closing, for the avoidance of doubt, the Company) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting (however, following the Closing the Transactions will result in a change of accounting method whereby the Company will be required to conform to GAAP causing adjustments to reporting of items such as inventory), or the use of a cash or improper method of accounting, for a taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, any Code Section 481 adjustment under Section 13221(d) of U.S. P.L. 115-97); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by the Company; (v) prepaid or deposit amount received on or prior to the Closing Date by the Company; (vi) interest held by the Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951, 951A or 965 of the Code; (vii) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (viii) “minimum gain chargeback” provision with respect to “minimum gain” for periods (or portions of periods) ending on or prior to the Closing Date pursuant to Subchapter K of the Code; or (ix) debt instrument held by the Company on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code. The Company has not deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act or in connection with the Payroll Tax Executive Order. The Company is not required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.

(k) All transactions or arrangements made by the Company with any other Person have been made on arm’s length terms, and the processes by which prices and terms have been arrived at have, in each case, been fully documented in accordance with all Applicable Laws, including Code Section 482 and any equivalent provision under any state, local or non-U.S. Law.

(l) The Company is not making, and shall not be construed to have made, any representation or warranty as to the amount, availability or utilization of any net operating loss, tax credit, tax basis or other tax attribute of the Company.

(m) Since its formation, the Company has been classified as an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes.

Section 3.17 Employee Benefit Plans.

(a) Except as set forth on Section 3.17 of the Disclosure Schedules, neither the Company nor any ERISA Affiliate has ever maintained, sponsored, adopted, made contributions to or been obligated to make contributions to or to pay any benefits or grant rights under or with respect to, or has any other Liability with respect to, any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, Multiemployer Plan, Multiple Employer Plan, Multiple Employer Welfare Arrangement, or Title IV Plan, pension plan, deferred compensation plan, medical plan, life insurance plan, long-term disability plan, dental plan, or other plan, program, arrangement or trust, personnel policy (including vacation time, holiday pay, sick leave, other forms of paid time off, bonus programs, moving or other expense reimbursement or payment programs), excess benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus and deferred bonus plans), severance agreement, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or any other benefit, plan, agreement, arrangement, program or Contract, whether or not written or pursuant to a Collective Bargaining Agreement, (each an “Employee Benefit Plan,” and, collectively, the “Employee Benefit Plans”). No Employee Benefit Plan that provides severance benefits is subject to ERISA.

(b) Neither the Company nor any ERISA Affiliate has at any time participated in or made contributions to or has had any other Liability or potential Liability with respect to a plan which is or was (i) a Multiemployer Plan, (ii) a Multiple Employer Plan, (iii) a Multiple Employer Welfare Arrangement (or other plan, program, arrangement or trust providing for or funding the welfare of any of the employees or former employees or beneficiaries thereof of the Company), (iv) a Title IV Plan (including under Section 4204 of ERISA), (v) a VEBA, or (vi) any Employee Benefit Plan in which stock of the Company or any ERISA Affiliate is or was held as a plan asset.

(c) No Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code.

(d) To the Knowledge of the Company, no Employee Benefit Plan or any of their fiduciaries is under audit or investigation by, or is the subject of a Proceeding with respect to, any Governmental Authority, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(e) With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the date hereof have been timely made or properly accrued and all required payments, premiums, contributions, distributions or reimbursements for all periods between the date hereof and the Closing Date will have been timely made or properly accrued.

(f) Each Employee Benefit Plan that is subject to COBRA and/or the requirements of HIPAA, and/or the requirements of the Affordable Care Act has been administered in compliance with such Laws, and none of the Employee Benefit Plans nor the Company or any ERISA Affiliate have any Liability under any such Law. No Employee Benefit Plan provides post-retirement medical or life or other post-retirement welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of the Company other than as required pursuant to COBRA, the full cost of which is paid by the participant.

(g) With respect to each Employee Benefit Plan, the Company has provided the Buyer with true, complete and correct copies of (to the extent applicable), all documents pursuant to which the Employee Benefit Plan is or has been maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, any summaries of material modifications and any insurance contracts or service provider agreements, custodial agreements, insurance policies, investment management agreements, administrative agreements and similar agreements and any amendments thereto).

(h) Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any event) (i) result in an “excess parachute payment” (within the meaning of Section 280G of the Code or any corresponding provision of state, local or foreign Law) becoming due to any current or former Service Provider, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits, (iv) result in any severance or any Liability to the Buyer or the Company under any Employee Benefit Plan or agreement with any current or former Service Provider, or (v) require any notification or consultation with any union, works council, employee representative or other labor organization. The Company has no obligation to “gross up” or otherwise compensate any current or former Service Provider or other Person because of the imposition of any Tax upon such Person.

(i) The Company has, for purposes of each relevant Employee Benefit Plan, correctly classified its current and former Service Providers as common law employees, leased employees, independent contractors or agents of the Company and no Person has been an active participant in any Employee Benefit Plan subject to ERISA who was not a common law employee of the Company (or a beneficiary thereof) at the time of participation (other than with respect to continuation coverage mandated by COBRA).

Section 3.18 Employees; Labor Relations.

(a) Schedule 3.18(a) of the Disclosure Schedules lists the Company’s employees as of the date of this Agreement, setting forth (i) the name, job title and current annual salary and other compensation payable by the Company to each such Person as of the date hereof, (ii) the profit sharing, bonus or other form of additional compensation paid or payable by the Company to or for the benefit of each such Person for the current fiscal year and any amounts owed in future fiscal years, and (iii) date of hire or engagement.

(b) There is no unfair labor practice charge or other material labor dispute, or labor-related arbitration or material grievance against the Company pending, or, to the Knowledge of the Company, threatened before the applicable Governmental Authority.

(c) The Company is not a party to or obligated with respect to any Collective Bargaining Agreement or any employee benefits provided for or required by any such agreement. There are no strikes, lockouts, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened with respect to the employees. The Company is in compliance in all material respects with all Applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, worker classification and occupational safety and health.

Section 3.19 Related Party Transactions. Except as set forth on Section 3.19 of the Disclosure Schedules, no Related Party (a) has any direct or indirect interest in any asset used in or otherwise relating to the Company or the Business, (b) has borrowed money from or loaned money to the Company that is currently outstanding (other than advances for business expenses in connection with service as an employee in the ordinary course of business consistent with past practice), (c) has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving the Company, (d) is competing, directly or indirectly, with the Company, (e) is a member, manager, director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in, any vendor, supplier or customer of the Company, or is in any way associated with or involved in the business of the Company (except in his or her official capacity as a director, member, officer or employee of the Company, as the case may be), (f) has any interest in or has filed any application with respect to any Intellectual Property, which arises out of or relates to the Company, or (g) has any claim or right against the Company (other than rights to receive compensation for, or expense reimbursement in connection with, services performed as an employee, officer or director).

Section 3.20 Real Property.

(a) The Company does not own and has never owned at any time any real property.

(b) Section 3.20(b) of the Disclosure Schedules sets forth a complete list, including an address of each leasehold or subleasehold estate or other right to use or occupy any interest in real property held by the Company (the “Leased Real Property”) and the Real Property Leases (including all amendments, guaranties and other agreements with respect thereto) relating to each such Leased Real Property. With respect to each Leased Real Property: (i) the Company’s possession and quiet enjoyment under the applicable Real Property Lease has not been disturbed; (ii) the Company has not subleased, licensed or otherwise granted any Person the right to use, possess or occupy any Leased Real Property or any portion thereof; (iii) there are no special, general or other assessments pending against the Company or affecting any Leased Real Property that would be payable by the lessee thereof; and (iv) neither the Company nor, to the Knowledge of the Company, any of its landlords are in default with regards to any Leased Real Property.

(c) The Leased Real Property comprises all of the real property that is used by the Company in the Business. The Leased Real Property is good condition and repair and is sufficient for the operation of the businesses of the Company as currently conducted and intended to be conducted. To the Knowledge of the Company, there is no pending or threatened condemnation, expropriation or other governmental taking of any part or interest in any Leased Real Property. To the Knowledge of the Company, no fact or condition exists that could result in the termination or impairment of presently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Leased Real Property.

Section 3.21 Suppliers and Customers.

(a) Section 3.21(a) of the Disclosure Schedules contains a true, complete and accurate list of (i) the largest suppliers to the Company (excluding utilities), by the aggregate dollar value of purchases by the Company (each a “Top Supplier”), and (ii) with respect to each Top Supplier, such aggregate dollar value of purchases. No Top Supplier has terminated or adversely modified the amount, frequency or terms of the business such Top Supplier conducts with the Company. Except as disclosed on Section 3.21(a) of the Disclosure Schedules, the Company has not received any notice, nor does the Company have any Knowledge, that any Top Supplier intends to terminate or adversely modify the amount, frequency or terms of the business such Top Supplier conducts with the Company. The Company has no outstanding material disputes with any Top Supplier.

(b) Since inception, the Company has not generated any revenue from customers.

Section 3.22 Insurance Policies. Copies of all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies, including any reinsurance policies (the “Insurance Policies”) maintained by or for the Company has been made available to Buyer. Each Insurance Policy is (a) in full force and effect, (b) to the Knowledge of Company, is provided by a financially solvent carrier, and (c) has not been subject to any lapse in coverage. The Company is current in all premiums or other payments due under the Insurance Policies and has otherwise complied in all material respects with all of its obligations under each Insurance Policy. The Company has given timely notice to the insurer of all material claims that may be insured thereby under any Insurance Policy. During the past three years, the Company has not been refused any insurance by, nor has coverage been limited by, any insurance carrier with which the Company has carried insurance or any other insurance carrier to which the Company has applied for insurance, and no insurer has issued a reservation of rights or denial of coverage for claims or incidents which could give rise to a claim under any Insurance Policy. Except to the extent of a customary workers compensation audit, no Insurance Policy provides for any retrospective premium adjustment or other experience-based Liability on the part of the Company.

Section 3.23 Bank Accounts. Section 3.23 of the Disclosure Schedules is a true, complete and accurate list of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all Persons authorized to draw thereon or having signatory power or access thereto.

Section 3.24 Intentionally Omitted.

Section 3.25 Anti-Money Laundering. The Company is in and has at all times been in compliance with all anti-money laundering Laws and guidelines applicable to the Company, and, no Proceeding by or before any Governmental Authority against or affecting the Company, or any Assets with respect to any such Laws or guidelines is pending or, to the Knowledge of the Company, threatened.

Section 3.26 Anticorruption; Improper Payments. Neither the Company nor any director, officer, manager, member, agent, employee or, to the Knowledge of the Company, any other Person authorized to act on behalf of any of the Company has, directly or indirectly, taken any act in furtherance of an offer, payment, promise to pay, authorization or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, bribe, payoff, influence payment, kickback, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business that would cause the Company to be in violation of Improper Payment Laws. The Company complies, and has at all times complied, with all Improper Payment Laws. Without limiting the generality of the foregoing, (a) the Company has not violated and is not in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1302a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.) or any related or similar Law, and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Company relating to the same. Neither the Company nor any of its Affiliates or Persons acting on their behalf have received any notice or communication from any Person that alleges (nor been involved in any internal investigation involving any allegations relating to) a potential violation of any Improper Payment Laws or other Applicable Law, nor have they received a request for information from any Governmental Authority regarding Improper Payment Laws. Neither the Company nor, to the Knowledge of the Company, any officer, director, employee, attorney, accountant, consultant, financial advisor or other agent of the Company, has employed or retained, directly or indirectly, a Government Official or a family member of a Government Official. No Government Official has, directly or indirectly, the right of control over, or any beneficial interest in the Company.

Section 3.27 Intentionally Omitted.

Section 3.28 Privacy and Data Security.

(a) Neither the Company, nor, to the Knowledge of the Company, any other Person, has received any notice or other communication, from any Governmental Authority or otherwise, within the past five years regarding any actual or possible violation of, or failure to comply with, any Privacy and Information Security Requirement by or with respect to the Company. There is not currently pending and there has not been within the past five years, any Proceeding against the Company alleging any violation of, or failure to comply with, any Privacy and Information Security Requirement.

(b) To the Knowledge of the Company, no Person has, or is reasonably suspected to have, gained unauthorized access to or caused or suffered a breach (including, without limitation, any loss of confidentiality, integrity or availability) with respect to any Company IT Systems or Company Products, or data or Personal Information or other Confidential Information thereon, or used, accessed or disclosed any Personal Information, Confidential Information or Company IT System for any illegal or unauthorized purpose.

(c) The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the Business as currently conducted and currently contemplated by the Company to be conducted. The Company IT Systems and Company Products have had no material errors or defects that have not been fully remedied and contain no code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Company IT Systems or Company Products (including what are sometimes referred to as “viruses”, “worms”, “time bombs” or “back doors”) that has not been removed or fully remedied. The Company has not experienced within the past five years any material disruption to, or material interruption in, the conduct of its Business attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming or other failure or deficiency on the part of any computer Software, Company IT Systems or Company Products. The execution, delivery and performance of this Agreement will not result in any material violations of any Privacy and Information Security Requirements.

Section 3.29 Government Contracts. The Company is not, nor is any Affiliate of the Company, a party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company and any Governmental Authority, or (b) any subcontract or other Contract by which the Company has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services (for purposes hereof, a task, purchase, delivery, change or work order under a Contract will not constitute a separate Contract but will be part of the Contract to which it relates).

Section 3.30 No Brokers or Finders. Neither the Company, the Sole Member nor any of their respective Affiliates have retained any broker or finder, agreed to pay or made any statement or representation to any Person that would entitle such Person to any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 3.31 Restrictions on Business Activities. There is no binding Contract, understanding, judgment, injunction, Order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or impairing (a) any current business practice of the Company, (b) any acquisition of property by the Company, or (c) the conduct of business by the Company as currently conducted or as proposed by the Company to be conducted.

Section 3.32 Adequate Investigation. The Company acknowledges and agrees, on behalf of itself and its Affiliates, that it (a) has made or waived the opportunity to make its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Buyer, and the financial condition, results of operations, assets, liabilities, properties and projected operations thereof and (b) has been furnished with or given adequate access to such information about the Buyer as it has requested.

Section 3.33 Solvency. No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company or any of the Assets are pending or are being contemplated by the Company, or are being threatened in writing against the Company by any other Person, and the Company has not made any assignment for the benefit of creditors or taken any action that would ordinarily result in the institution of such insolvency proceeding.

Section 3.34 Disclosure. None of the representations and warranties contained in this Article III, the information contained in the Exhibits and Disclosure Schedules attached hereto and the written statements, documents, certificates or other items prepared and supplied to the Buyer or its Affiliates by or on behalf of the Company or the Sole Member in connection with the Transactions, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

Section 3.35 No Other Representations. Except for the express representations and warranties made by the Company in this Agreement and the Ancillary Agreements, the Company has not made and is not making any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities or other obligations, conditions (financial or otherwise) or prospects in connection with this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or thereby, and the Company expressly disclaims any such other representations or warranties and Buyer acknowledges and agrees that neither Buyer nor its Affiliates has relied on and is not relying on any representations or warranties regarding the Company or any of its Affiliates other than the express written representations and warranties expressly set forth in this Agreement and in any Ancillary Agreements.

Article IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SOLE MEMBER

The Sole Member represents and warrants to the Buyer as follows:

Section 4.1 No Breach. The execution, delivery and performance of this Agreement and any Ancillary Agreement to which it is a party do not and will not (a) violate the organizational documents of the Sole Member, (b) conflict with or result in any breach of, constitute a default under, result in the creation of any Lien upon any assets of the Sole Member, or (c) require any action by or filing with any Governmental Authority by the Sole Member, except for, in the case of the foregoing clauses (b) and (c), such matters that would not have a material adverse effect on the ability of the Sole Member to perform any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party.

Section 4.2 Ownership. The Sole Member is the sole record and legal and beneficial owner of all of the Purchased Securities. Other than the Purchased Securities, there are no other equity interests or other ownership interests issued and outstanding in respect of the Company. On the Closing Date, the Sole Member will transfer to the Buyer good, valid and marketable title to the Purchased Securities free and clear of all Liens. Immediately after the Closing, Buyer will be the sole record and legal and beneficial owner of all then issued and outstanding Equity Securities of the Company.

Section 4.3 Fees. Excluding any customary fees that the Sole Member may be obligated to pay to a registered broker-dealer when disposing of the Buyer Consideration Shares, the Sole Member has not agreed to pay any compensation or other fee, cost or related expenditure to any underwriter, broker, agent or other representative in connection with the Transactions.

Section 4.4 No Legal, Tax, or Investment Advice. The Sole Member has had an opportunity to review the federal, state, local and foreign tax consequences of the Transactions. The Sole Member understands that nothing in this Agreement or in any other materials presented to the Sole Member in connection with the Transactions constitutes legal, tax, or investment advice. The Sole Member has consulted such legal, tax, and investment advisors as the Sole Member, in the Sole Member’s sole discretion, has deemed necessary or appropriate in connection with the Transactions. THE SOLE MEMBER ACKNOWLEDGES THAT THE SOLE MEMBER WILL BE RESPONSIBLE FOR THE SOLE MEMBER’S OWN TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE SOLE MEMBER’S SALE OF THE PURCHASED SECURITIES PURSUANT TO THIS AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Furthermore, the Sole Member agrees to indemnify and hold harmless the Buyer, the Company, and their respective officers and directors against any income, employment or other taxes and withholdings, including interest and penalties in respect thereof, determined by the IRS or other relevant taxing authority to be due from the Sole Member or the Sole Member’s Affiliates in respect of any amounts received by the Sole Member pursuant to the terms of this Agreement.

Section 4.5 Sophisticated Seller. The Sole Member (a) is sophisticated and familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of Buyer to make an informed decision regarding the sale of the Purchased Securities pursuant to the terms of this Agreement, (c) has negotiated this Agreement on an arm’s-length basis and has had an opportunity to consult with its legal, tax and financial advisors concerning this Agreement and its subject matter, and (d) has independently and without reliance upon the Buyer, the Company, or any of their respective Affiliates, and based on such information and the advice of such advisors as the Sole Member has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Sole Member acknowledges that none of the Buyer, the Company, or any of their respective Affiliates is acting as a fiduciary or financial or investment adviser to the Sole Member, and none of such Persons has given the Sole Member any investment advice, opinion or other information on whether the sale of the Purchased Securities pursuant to the terms of this Agreement is prudent. The Sole Member further acknowledges that (i) the Sole Member has determined to sell the Purchased Securities to the Buyer pursuant to this Agreement notwithstanding any lack of knowledge the Sole Member may have regarding the Buyer and its Affiliates, (ii) the value of the Buyer Consideration Shares issued to the Sole Member pursuant to this Agreement may significantly appreciate or depreciate over time, (iii) by agreeing to sell the Purchased Securities to the Buyer pursuant to this Agreement, the Sole Member is giving up the opportunity to sell the Purchased Securities for a higher price in the future and (iv) neither the Buyer, the Company, nor any of their respective Affiliates shall have any liability to the Sole Member, and the Sole Member, to the fullest extent permitted by Applicable Law waives and releases any claims, whether known or unknown, that it might have against the Buyer, the Company, or any of their respective Affiliates or agents, whether under applicable securities laws or otherwise, exclusively with respect to the nondisclosure of information regarding the Buyer, the Company, and the Buyer Consideration Shares in connection with the sale of the Purchased Securities to the Buyer and the other Transactions. The Sole Member understands that Buyer will rely on the accuracy and truth of the foregoing representations and the Sole Member hereby consents to such reliance.

Section 4.6 Accredited Investor. The Sole Member (a) is an “accredited investor,” as that term is defined in Rule 501 of Regulation D under the Securities Act, and (b) is acquiring the Buyer Consideration Shares hereunder solely for the Sole Member’s own account and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are registered under, or exempt from the registration requirements of, the Securities Act. The Sole Member can bear the economic risk of a total loss of the investment in the Buyer Consideration Shares and has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and form an investment decision with respect to its investment in the Buyer Consideration Shares. The Sole Member acknowledges and agrees that the Buyer Consideration Shares may ultimately have no value whatsoever and it is possible that no payment may be made in connection with the Buyer Consideration Shares.

Section 4.7 Information. Buyer has, prior to the date hereof, provided the Sole Member with information regarding the business, operations and financial condition of Buyer and has, prior to the date hereof, granted to the Sole Member the opportunity to ask questions of and receive answers from representatives of Buyer and its officers, directors, employees and agents concerning Buyer in order for the Sole Member to make an informed decision with respect to the Sole Member’s investment in the Buyer Consideration Shares. Neither such information nor any other investigation conducted by the Sole Member or any of the Sole Member’s representatives shall modify, amend or otherwise affect the Sole Member’s right to rely on the Buyer’s representations and warranties contained in this Agreement.

Section 4.8 Limitation on Disposition. The Sole Member acknowledges that the Sole Member’s rights to the Buyer Consideration Shares may not be transferred or resold unless such Buyer Consideration Shares are registered with the U.S. Securities and Exchange Commission or resold in compliance with a valid exemption from such registration requirements.

Section 4.9 No Government Review. The Sole Member understands that no U.S. federal or state agency or any other Governmental Authority has passed on or made any recommendation or endorsement of the Buyer Consideration Shares to be issued to the Sole Member hereunder.

Section 4.10 Restricted Securities. The Sole Member understands that the Buyer Consideration Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

Section 4.11 Restrictive Legend. The Sole Member acknowledges that the Buyer Consideration Shares (a) may not be sold, assigned, transferred, encumbered or disposed of unless they are registered under the Securities Act or unless an exemption from such registration is available and (b) are subject to transfer restrictions and forfeiture provisions set forth in Section 2.5. Accordingly, the Legend, together with any other legend required by authorities of any state in connection with the issuance and sale of the Buyer Consideration Shares, will be placed on any instruments, certificates or other documents evidencing the Buyer Consideration Shares

Section 4.12 No General Solicitation. The Sole Member did not learn of the investment in the Buyer Consideration Shares as a result of any general solicitation or general advertising.

Section 4.13 No Brokers or Finders. Neither the Sole Member nor any of its Affiliates have retained any broker or finder, agreed to pay or made any statement or representation to any Person that would entitle such Person to any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 4.14 Solvency. No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Sole Member or any of its assets are pending or are being contemplated by the Sole Member, or are being threatened in writing against the Sole Member by any other Person, and the Sole Member has not taken any action that would ordinarily result in the institution of such insolvency proceeding.

Section 4.15 No Other Representations. Except for the express representations and warranties made by the Sole Member in this Agreement and the Ancillary Agreements (as applicable), the Sole Member has not made and is not making any express or implied representation or warranty with respect to the Company or its business, operations, assets, liabilities or other obligations, conditions (financial or otherwise) or prospects in connection with this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or thereby, and the Sole Member expressly disclaims any such other representations or warranties and Buyer acknowledges and agrees that neither Buyer nor its Affiliates has relied on and is not relying on any representations or warranties of the Sole Member other than the express written representations and warranties expressly set forth in this Agreement and in any Ancillary Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company and the Sole Member (a) as of the date hereof, and (b) in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing, except as disclosed in the SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports and applies to the Buyer), excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, as follows:

Section 5.1 Organization; Authorization.

(a) The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.

(b) The Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, the performance by the Buyer of its respective obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized. This Agreement and each of the Ancillary Agreements to which the Buyer is a party have been duly executed and delivered by the Buyer and constitute the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 5.2 No Violation. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby, as applicable, will not:

(a) violate, contravene or conflict with any Law or Order applicable to the Buyer; or

(b) violate, contravene or conflict with any provision of the charter documents, bylaws or similar organizational documents of the Buyer.

Section 5.3 Consents and Approvals. No consent, approval, license, Permit, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by the Buyer in connection with the authorization, execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is a party, or the consummation by the Buyer of the transactions contemplated hereby and thereby, as applicable, except for filings with the SEC and consents, approvals, notices or filings that have already been obtained.

Section 5.4 Litigation. There are no Proceedings pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer that seek to restrain or prohibit, or to obtain Damages or other relief in connection with, the transactions contemplated hereby or under any Ancillary Agreement.

Section 5.5 No Brokers or Finders. Neither the Buyer nor any Affiliate thereof has retained any broker or finder, agreed to pay or made any statement or representation to any Person that would entitle such Person to any broker’s, finder’s or similar fees or commissions in connection with the Transactions.

Section 5.6 No General Solicitation. Neither the Buyer, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Buyer Consideration Shares pursuant to the terms of this Agreement.

Section 5.7 Financial Capability. As of the Closing, Buyer will have available sufficient funds to satisfy its monetary and other obligations with respect to the purchase and sale of the Company and such other obligations contemplated by this Agreement and the Ancillary Agreements. Buyer acknowledges that the obligations of Buyer under this Agreement are not contingent upon or subject to any conditions regarding any of Buyer’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 5.8 Compliance with Laws. In the two (2) years prior to the date of this Agreement, Buyer and its Subsidiaries have complied in all material respects with all Applicable Laws applicable to the operations of Buyer and its Subsidiaries and none of Buyer nor its Subsidiaries has received any notice of any alleged violation of any such Applicable Laws, other than such non-compliance that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.9 Stock Consideration.

(a) Buyer has taken all necessary corporate action to authorize the issuance of the Stock Consideration, and such Buyer Common Shares will, at the time of issuance, be validly issued and fully paid and non-assessable common shares in the capital of Buyer.

(b) The issuance of the Stock Consideration will not be subject to preemptive or other similar rights of any security holder of Buyer.

Section 5.10 Investment Representations.

(a) Buyer is acquiring the Purchased Securities solely for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any Applicable Laws.

(b) Buyer acknowledges the Purchased Securities are not registered under the Securities Act or any other applicable securities or “blue sky” laws, and that the Purchased Securities may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to any other applicable securities or “blue sky” laws.

(c) There are no existing Contracts pursuant to which Buyer will divest or otherwise dispose of the Purchased Securities or the assets of or equity in, or by any other manner, the Company.

Section 5.11 Securities Law Matters. Buyer is a “reporting public company” under applicable securities laws and is not in default of any requirements of any securities laws applicable in the reporting jurisdictions and has timely filed with the securities regulators all material forms, reports, schedules, statements and other documents required to be filed by Buyer with the securities regulators since December 31, 2023 (such documents filed or furnished since such date and those filed or furnished by Buyer with the securities regulators subsequent to the date of this Agreement, if any, including any amendments or supplements thereof, the “Buyer Reports”). At the time it was filed or furnished (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each Buyer Report (i) complied as to form in all material respects with the applicable requirements of securities laws and (ii) did not, at the time it was filed or furnished (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) or, with respect to Buyer Reports filed or furnished after the date of this Agreement, will not contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding unresolved comments pursuant to comment letters received from the securities regulators or the Securities and Exchange Commission with respect to the Buyer Reports. To the Knowledge of Buyer, none of the Buyer Reports is subject to ongoing review by securities regulators of the Securities and Exchange Commission.

Section 5.12 No Other Representations. Except for the express representations and warranties made by the Buyer in this Agreement and the Ancillary Agreements, the Buyer has not made and is not making any express or implied representation or warranty with respect to Buyer or any of its Affiliates or any of its and their respective businesses, operations, assets, liabilities or other obligations, conditions (financial or otherwise) or prospects in connection with this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or thereby, and Buyer expressly disclaims any such other representations or warranties and each of the Company and the Sole Member acknowledges and agrees that neither the Company and the Sole Member nor its respective Affiliates has relied on and is not relying on any representations or warranties regarding Buyer or any of its Affiliates other than the express written representations and warranties expressly set forth in this Agreement and in any Ancillary Agreements.

Article VI

COVENANTS AND OTHER AGREEMENTS

Section 6.1 Conduct of Business Prior to the Closing.

(a) Except (i) for the matters set forth in Section 6.1(a) of the Disclosure Schedules; (ii) as required under Applicable Law; (iii) as otherwise contemplated by this Agreement; or (iv) with the prior written consent of Buyer, from and after the date hereof until the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms, the Company shall, and the Sole Member shall cause the Company to, (A) operate the Business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to preserve intact, in all material respects, its business organization and assets, (C) use commercially reasonable efforts to keep available the services of current Service Providers, (D) use commercially reasonable efforts to preserve, in all material respects, the current relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations, (E) pay all Indebtedness, Taxes and other material obligations when due and (F) keep and maintain its assets and properties in good repair and normal operating condition, ordinary wear and tear excepted.

(b) Without limiting the provisions of Section 6.1(a), except (i) for the matters set forth in Section 6.1(a) of the Disclosure Schedules; (ii) as required under Applicable Law; (iii) as otherwise contemplated by this Agreement; or (iv) with the prior written consent of Buyer, from the date hereof until the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms, the Company shall not, and the Sole Member shall cause the Company not to, (A) take, authorize or cause to be taken or authorized, any of the actions described in Section 3.8(a) or (B) enter into any Contract that if entered into prior to the date hereof would be a Contract required to be listed on Section 3.11 of the Disclosure Schedules.

Section 6.2 Access to Information.

(a) During the period from the date hereof until the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms, subject to compliance with Applicable Laws, the Company shall and shall cause each of its representatives to:

(i) provide Buyer and Buyer’s representatives with reasonable access during normal business hours to properties, personnel (including the Company’s directors, officers, employees, agents, representatives, accountants and legal counsel who have knowledge relating to the Company or the Business; provided that no attorney-client privileged communications or information with respect to this Agreement, any Ancillary Agreement, the Indication of Interest, or the transactions contemplated hereby or thereby, will be sought or provided), books, records, Tax Returns, contracts, work papers and other documents and information relating to the Company; and

(ii) provide Buyer and Buyer’s representatives with copies of such existing books, records, Tax Returns, contracts, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Buyer may reasonably request.

Section 6.3 Exclusivity. From the date hereof until the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms, neither the Sole Member nor the Company will, and each of them will cause their respective representatives not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from any Person (other than the Buyer or representatives of the Buyer) relating to any transaction involving the sale of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or any of the capital stock of the Company or any merger, consolidation, business combination, or similar transaction.

Section 6.4 Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit a Party from making any public disclosure as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of any Party are listed, in which case the Party required to make the release or announcement shall use commercially reasonable efforts to allow the other Party or Parties reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing Party).

Section 6.5 Employee Matters. Nothing in this Agreement will (a) create a Contract between the Buyer or, after the Closing Date, the Company, on the one hand, and any Service Provider, on the other hand, (b) be construed as a guarantee of continued employment or engagement of any Service Provider, (c) be construed so as to prohibit the Buyer or the Company from having the right to terminate the employment or engagement of any Service Provider, (d) require or be construed to require the Buyer, any Affiliate of the Buyer or the Company to provide any Employee Benefit Plan or non-cash compensation (including retirement benefits, health or welfare benefits, equity-based compensation or severance) to any Person, (e) prevent the Buyer or the Company from amending or terminating any Employee Benefit Plan in accordance with its terms, or (f) be construed as an amendment to any Employee Benefit Plan. Notwithstanding anything in this Agreement to the contrary, (i) no Service Provider may rely on this Agreement as the basis for any breach of contract claim against the Buyer, the Company, or any Affiliate thereof and (ii) the Buyer and its Affiliates (including, following the Closing, the Company) will have the sole discretion and authority to interpret their respective employee benefit and compensation plans, Contracts, arrangements and programs in accordance with their terms and Applicable Law.

Section 6.6 Efforts to Close; Consents. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, including to obtain all third-party consents, approvals, authorizations, qualifications and Orders as are necessary for the consummation of the Transactions. The Company shall use commercially reasonable efforts to promptly give such notice to such third parties and obtain such third-party consents and estoppel certificates as are reasonably necessary in connection with the Transactions, in each case, following prior consultation with Buyer.

Section 6.7 Further Assurances. Each of the Parties agrees that, subsequent to the Closing, upon the reasonable request of any other Party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the transactions contemplated by this Agreement and the Ancillary Agreements (including cooperating with the other Parties to obtain any consent, approval or authorization necessary or desirable to preserve for the Company any rights or benefits under any lease, license, commitment or other Contract to which the Company is a party that was not obtained prior to the Closing) or to vest, perfect or confirm ownership by the Buyer of the Shares.

Section 6.8 Intercompany Arrangements. Except as set forth in Section 6.8 of the Disclosure Schedules, all intercompany and intracompany accounts or Contracts between the Company, on the one hand, and the Sole Member and its Affiliates, on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing; provided, however, that the foregoing shall not apply to accrued wages and ordinary course benefits under Employee Benefit Plans such as accrued vacation, accrued sick leave, and other employee compensation and benefits incurred in the ordinary course of business for any Affiliate of the Sole Member who is an employee of the Company.

Section 6.9 Agreements Regarding Tax Matters.

(a) Preparation and Filing of Tax Returns.

(i) The Sole Member shall timely prepare or cause to be prepared and file or cause to be filed, at the Sole Member’s expense, all Income Tax Returns for the Company with respect to any taxable period ending on or before the Closing Date which are first due after the Closing Date (each a “Sole Member Prepared Return”). All such Sole Member Prepared Returns shall be prepared in accordance with Applicable Law and the Company’s past practice (provided that such past practice is consistent with Applicable Law). The Sole Member shall provide each such Sole Member Prepared Return to the Buyer for review and comment no later than 30 days before the due date thereof, and shall reflect thereon any reasonable comments of the Buyer thereto; provided, however, that if the Sole Member shall fail to provide any Sole Member Prepared Return to the Buyer as set forth in this Section 6.9(a)(i), such Sole Member Prepared Return shall become a Buyer Prepared Return subject to Section 6.9(a)(ii).

(ii) The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for any Pre-Closing Tax Period other than a Sole Member Prepared Return (each, a “Buyer Prepared Return”). The Buyer shall provide to the Sole Member for its review and comment no later than 30 days before the due date thereof any Buyer Prepared Return that is an Income Tax Return and shall reflect thereon any reasonable comments of the Sole Member thereto. To the extent Buyer makes a claim for indemnification under this Agreement with respect to Taxes due on any Buyer Prepared Return that is not an Income Tax Return, such Tax Return shall be subject to the foregoing sentence (provided that such Buyer Prepared Return shall be provided to the Sole Member no later than 10 days before the due date thereof). The Sole Member shall be responsible for and shall indemnify the Buyer Indemnified Parties from and against (i) all Sole Member Taxes due with any Buyer Prepared Return and (ii) that portion (determined by proration on a per diem basis) of any expenses incurred in preparing any Buyer Prepared Return attributable to the pre-Closing portion of the taxable period of such Buyer Prepared Return.

(b) Allocation of Tax Liability. For all purposes under this Agreement (including the determination of any Sole Member Taxes), in the case of any Tax for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the end of the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, sales, payroll or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the end of the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, sales, payroll or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the end of the Closing Date.

(c) Cooperation on Tax Matters. The Buyer, the Company, and the Sole Member shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of the Company and any audit, litigation or other Proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other Party’s request and at its expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Tax Sharing Agreements. The Company shall cause all Tax sharing or distribution agreements providing for the sharing of Tax liabilities to which the Company is a party (other than, for the avoidance of doubt, this Agreement) to be terminated as of 12:01 a.m. Pacific Time on the Closing Date and the Company to not be bound thereby or have any Liability thereunder with respect to any taxable period.

(e) Transfer Taxes, Etc. All transfer, documentary, sales, use, registration, stamp and similar Taxes and fees (including any penalties and interest thereon) incurred in connection with the Transactions (together, “Transfer Taxes”) shall be the responsibility of the Sole Member and shall constitute “Transaction Expenses” for all purposes under this Agreement. The Buyer shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by Applicable Law, the Sole Member shall, and shall cause the Sole Member to (if applicable), join in the execution of any such Tax Returns and other documentation.

(f) Tax Controversies. Both the Sole Member and the Buyer will notify the other within 30 days in writing upon receipt of any written notice which involves the assertion of any claim or the commencement of any Proceeding by a Governmental Authority in respect of any pending or threatened Tax liabilities of the Company (each, a “Tax Proceeding”) for any Pre-Closing Tax Period; provided, however, that any failure to give such notice shall not affect the Sole Member’s indemnification obligations under this Agreement except to the extent the Sole Member is materially prejudiced thereby. The Sole Member shall have the right to represent the interests of the Company in any Tax Proceeding that is related to Taxes for Tax periods ending on or prior to the Closing Date and, in doing so, to employ counsel of its choice at its expense, and the Buyer and the Sole Member agree to cooperate in the defense of any claim in such Tax Proceeding; provided, however, that (i) the Sole Member provides written notice to the Buyer of its intention to control such Tax Proceeding within 15 days after becoming aware of the assertion of such Tax Proceeding, (ii) the Sole Member shall keep the Buyer reasonably informed with regard to such Tax Proceeding, (iii) the Buyer, at its cost and expense, shall have the right to participate in any such Tax Proceeding and (iv) the Sole Member will not settle any such Tax Proceeding or take any action reasonably likely to result in an adverse effect on the Buyer or the Company (including, for the avoidance of doubt, that is reasonably likely to increase the Tax liability of the Company in any taxable period (or portion thereof) beginning after the Closing Date) without first obtaining the written consent of the Buyer; provided, further, that notwithstanding the foregoing, the Buyer shall have the right to assume control of any such Tax Proceeding in the event the Sole Member fails to vigorously pursue resolution of such Tax Proceeding as promptly as practicable. The Buyer shall control any Tax Proceeding related to Taxes for Tax periods ending after the Closing Date but which includes the Closing Date; provided, that the Sole Member shall have the right to participate at its expense in any such Tax Proceeding, and to employ counsel of its choice at its expense. The Sole Member and the Buyer agree to cooperate in the defense of any claim in all Tax Proceedings. In the event of any conflict between the provisions of this Section 6.9(f) and Section 9.5 with respect to any Proceeding related to Taxes, the provisions of this Section 6.9(f) shall govern and control.

(g) Interim Period Filings. From the date hereof until the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms, the Company shall not file any amended Tax Return or make or file a claim for, or surrender any right to claim, a Tax refund without the prior written consent of Buyer.

(h) Intended Tax Treatment. The Parties acknowledge and agree that, because the Company is a disregarded entity for U.S. federal income Tax purposes, the purchase and sale of the Purchased Securities pursuant to this Agreement shall be treated for U.S. federal income Tax purposes (and, where applicable, for state and local income Tax purposes) as a fully taxable purchase and sale by the Sole Member of all of the assets of the Company in exchange for the Purchase Consideration and the assumption of the liabilities of the Company (the “Intended Tax Treatment”). The Parties shall, and shall cause their respective Affiliates to, (i) prepare and file all Tax Returns consistent with the Intended Tax Treatment (including filing IRS Form 8594 and any required amendments thereto), (ii) not take any position on any Tax Return or in any Tax Proceeding that is inconsistent with the Intended Tax Treatment, and (iii) promptly notify the other Parties of any challenge by any Taxing Authority to the Intended Tax Treatment.

(i) Allocation of Purchase Consideration. Within ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Sole Member a schedule (the “Allocation Schedule”) allocating the Purchase Consideration (plus any liabilities of the Company treated as assumed by the Buyer for U.S. federal income Tax purposes and any other amounts treated as consideration for U.S. federal income Tax purposes) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If the Sole Member does not object in writing to the Allocation Schedule within thirty (30) days after receipt thereof, the Allocation Schedule shall be deemed final and binding on the Parties. If the Sole Member delivers a written objection within such thirty (30)-day period, the Buyer and the Sole Member shall negotiate in good faith to resolve any disputed items within fifteen (15) days after the Buyer’s receipt of such objection. If the Buyer and the Sole Member are unable to resolve any disputed items within such fifteen (15)-day period, such disputed items shall be resolved by an independent nationally recognized accounting firm mutually agreed upon by the Buyer and the Sole Member (the “Tax Accountant”), whose determination shall be final and binding on the Parties, and the fees and expenses of the Tax Accountant shall be borne equally by the Buyer and the Sole Member. The Parties shall, and shall cause their respective Affiliates to, (i) file all Tax Returns (including IRS Form 8594 and any amendments thereto) consistent with the Allocation Schedule as finally determined pursuant to this Section, (ii) not take any position on any Tax Return or in any Tax Proceeding that is inconsistent with the Allocation Schedule, and (iii) promptly notify the other Parties of any challenge by any Taxing Authority to the Allocation Schedule. The Allocation Schedule shall be adjusted, as necessary, to reflect any adjustments to the Purchase Consideration pursuant to this Agreement, in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

Section 6.10 Attorney-Client Privilege Post-Closing. Any privilege attaching as a result of Jeffrey D. Segal, A Professional Corporation, and any of its employees, agents, or representatives (collectively, “Company Counsel”), representing the Company in connection with the transactions contemplated by this Agreement and the Indication of Interest shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be assigned to and controlled by the Sole Member (or its successor or assign). Each of the Parties agrees to take the steps necessary to ensure that any privilege attaching as a result of Company Counsel representing the Company in connection with the Transactions, and the Indication of Interest shall survive the Closing, remain in effect, and be assigned to and controlled by the Sole Member (or its successor or assign). As to any privileged attorney-client communications prior to the Closing between Company Counsel and the Company, including their respective directors, officers, employees, agents, representatives, and Affiliates, that relate to the Transactions, and the Indication of Interest (collectively, the “Privileged Communications”), the Buyer and the Company after the Closing, together with any of their respective Affiliates, successors, or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving the Sole Member (or its successor or assign), or any of the Parties after the Closing.

Section 6.11 Intentionally Omitted.

Section 6.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, the Company’s managers and the Sole Member shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the Transactions.

Section 6.13 Company’s Accountants. The Company and, following the Closing, the Sole Member shall use commercially reasonable efforts to cause the Company’s external accountants to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements if required) as required by the Buyer to comply with any applicable SEC regulations and Applicable Laws, (b) the review of any Company compilation or review work papers, including the examination of selected interim financial statements and data, (c) the delivery of such representations from the Company’s independent accountants as may be reasonably requested by the Buyer or its accountants, and (d) the securing of a binding fee commitment (on terms similar to those in place on the date of this Agreement on an hourly rate basis) with respect to consents and comfort letters requested by the Buyer after the Closing.

Section 6.14 Buyer Consideration Shares. The Sole Member shall not (a) distribute the Buyer Consideration Shares to any of its stockholders or any other Person or (b) except for sales of Buyer Consideration Shares following registration thereof as contemplated by Section 6.16, and in compliance with Section 2.5, Transfer, assign, gift, sell, or otherwise dispose of any of the Buyer Consideration Shares, in each case, without the prior written consent of the Buyer, which may be granted or withheld in the sole and absolute discretion of the Buyer.

Section 6.15 Maintenance of Insurance Policies. From and after the date of this Agreement and until the Closing, the Company will not, and the Sole Member shall ensure that the Company does not, take or fail to take any action if such action or inaction, as the case may be, would affect adversely in any material respect the applicability of any insurance (including reinsurance) maintained by the Company that covers the Assets, the Business or the Company’s Service Providers. The Company shall, and the Sole Member shall cause the Company to, use its commercially reasonable efforts to enforce its rights under such insurance policies in respect of the Business, the Assets, the Company’s Service Providers between the date hereof and the Closing.

Section 6.16 Piggyback Registration Rights.

(a) Right to Piggyback. If the Buyer proposes to file a registration statement under the Securities Act with respect to an offering of Buyer Common Stock for its own account or for the account of any of its stockholders (other than a registration statement on Form S-4 or Form S-8, or any successor forms) (each such registration statement, “Registration Statement”), the Buyer shall give prompt written notice (the “Piggyback Notice”) of such proposed filing to the Sole Member at least twenty (20) days before the anticipated filing date. The Piggyback Notice shall offer the Sole Member (and/or its transferees in compliance with securities laws) the opportunity to include in such Registration Statement such number of shares of the Buyer Closing Shares as each the Sole Member may request (the “Piggyback Registration”).

(b) Exercise of Rights. If the Sole Member (or such applicable transferee(s)) desires to include all or part of its Buyer Closing Shares in such Registration Statement, the Sole Member (or such applicable transferee(s)) shall, within ten (10) days after receipt of the Piggyback Notice, make a written request to the Buyer specifying the number of Buyer Closing Shares intended to be disposed of by the Sole Member (or such applicable transferee(s)) through such Registration Statement. The Buyer shall use its commercially reasonable efforts to cause all such requested Buyer Closing Shares to be included in such Registration Statement on the same terms and conditions as the other securities included therein.

(c) Underwriter Cutbacks. If the managing underwriter of a proposed underwritten offering advises the Buyer that the total number of Buyer Closing Shares requested to be included exceeds the maximum number that can be sold without adversely affecting the success, pricing, or marketing of the offering, the Buyer shall include shares in the offering in the following order of priority: (i) first, the shares the Buyer proposes to sell for its own account; (ii) second, the Buyer Consideration Shares requested to be included by the Sole Member (or such applicable transferee(s)) and any Buyer Common Stock held by other stockholders exercising piggyback rights, allocated pro rata based on the number of shares of Buyer Comment Stock owned by each such stockholder; and (iii) third, any other shares of Buyer Common Stock requested to be included by any other Person.

(d) Expenses. The Buyer shall bear all registration expenses incurred in connection with any Piggyback Registration, including all federal and state registration, filing, and listing fees, printing expenses, and the fees and disbursements of legal counsel for the Buyer. The Sole Member (or such applicable transferee(s)) shall pay its own underwriting discounts, selling commissions, stock transfer taxes, and legal fees and expenses applicable to the sale of its Buyer Closing Shares.

(e) Shareholder Questionnaire. Notwithstanding anything herein to the contrary, as a condition precedent to the Sole Member (or such applicable transferee(s)) including any Buyer Closing Shares in any Registration Statement, the Sole Member (or such applicable transferee(s)) shall provide a completed questionnaire, in the form provided by the Buyer (the “Shareholder Questionnaire”), within ten (10) days after receipt of the Piggyback Notice and to the extent such Shareholder Questionnaire is not provided within such time period, the Sole Member’s (or such applicable transferee(s)) Buyer Closing Shares will not be included within the applicable Registration Statement filed by the Buyer.

(f) Rule 144. The Buyer’s obligations under this Section 6.16 shall not apply with respect to any Buyer Consideration Shares which may be sold without volume limitations or other restrictions pursuant to Rule 144; provided, however, that the Buyer shall reasonably cooperate, and cause its transfer agent to reasonably cooperate, with the Sole Member to the extent the Sole Member desires to sell such Buyer Closing Shares pursuant to Rule 144.

(g) Indemnification. To the maximum extent permitted by law, Buyer shall indemnify, defend and hold harmless the Sole Member (or such applicable transferee(s)) included in a Registration Statement against any losses, claims, damages, liabilities or other obligations or expenses (joint or several) to which the Sole Member (or such applicable transferee(s)) actually incurs under the Securities Act or other applicable securities laws insofar as such losses (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact regarding Buyer or any of its Subsidiaries contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact regarding Buyer or any of its Subsidiaries required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by Buyer of the Securities Act or other applicable securities laws. Notwithstanding the foregoing, Buyer shall not be required to indemnify the Sole Member for any information set forth in the Registration Statement provided by the Sole Member expressly for inclusion in the Registration Statement.

(h) Termination. Notwithstanding anything herein to the contrary, this Section 6.16 shall terminate automatically and immediately, and shall have no further force or effect, upon the first to occur of: (i) the date on which all of the Buyer Closing Shares covered by one or more Registration Statements have been sold, and (ii) the date on which the Buyer Closing Shares may be sold without restriction pursuant to Rule 144.

Section 6.17 Indebtedness and Transaction Expenses. No later than the Closing, the Sole Member shall directly pay off in full and/or reimburse the Company for the repayment in full of all Indebtedness of the Company. No later than the Closing, the Sole Member shall directly pay and/or reimburse the Company for the payment of all Transaction Expenses.

Article VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligations. No Order or Law shall be in effect, and no Proceeding shall be pending by or before any Governmental Authority or overtly threatened by any Governmental Authority, in each case, that would reasonably be expected to prohibit, prevent or make illegal the consummation of the Transactions.

Section 7.2 Conditions to the Obligations of Buyer. The obligations of the Buyer to consummate, or cause to be consummated, the Transactions is further subject to the satisfaction or written waiver by the Buyer on or prior to the Closing Date of the following conditions:

(a) all of the representations and warranties of the Company and the Sole Member set forth herein shall be true, correct and complete in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) all of the covenants, agreements and conditions set forth in this Agreement to be performed, complied with or satisfied by the Company and the Sole Member on or prior to the Closing Date shall have been duly performed, complied with or satisfied;

(c) since the date of this Agreement, no Event has occurred that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect;

(d) the Buyer shall have received written evidence, in form and substance reasonably satisfactory to the Buyer, that all Company Required Consents have been obtained;

(e) the Buyer shall have received true and complete copies of each Material Contract and all such Material Contracts shall be reasonably acceptable to Buyer;

(f) The Buyer shall have received a fairness opinion from Ryan Valuation Services that, as of the date of such opinion and subject to the assumptions and limitations therein, the Purchase Consideration to be paid by the Buyer to the Sole Member pursuant to this Agreement is fair, from a financial point of view, to the Buyer and its stockholders and, as of the date thereof, such opinion has not been modified or withdrawn; and

(g) the Buyer shall have received the Company Closing Deliverables.

Section 7.3 Conditions to the Obligations of the Company and the Sole Member. The obligations of the Company and the Sole Member to consummate, or cause to be consummated, the Transactions is further subject to the satisfaction or written waiver by the Company on or prior to the Closing Date of the following conditions:

(a) all of the representations and warranties of Buyer set forth herein shall be true, correct and complete in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) all of the covenants, agreements and conditions of this Agreement to be performed, complied with or satisfied by Buyer on or prior to the Closing Date shall have been duly performed, complied with or satisfied; and

(c) the Company and the Sole Member shall have received the Buyer Closing Deliverables.

Section 7.4 Frustration of Conditions. None of the Parties may rely, either as a basis for not consummating the Transactions or terminating this Agreement, on the failure of any condition set forth in Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

Article VIII

CLOSING DELIVERABLES

Section 8.1 Company Closing Deliverables. In addition to the other requirements set forth in this Agreement, at or before the Closing, the Company and the Sole Member shall deliver or cause to be delivered to the Buyer each of the following documents and instruments (collectively, the “Company Closing Deliverables”):

(a) a certificate in form and substance reasonably satisfactory to the Buyer, executed by the Chief Executive Officer of the Company and the Sole Member, dated as of the Closing Date, certifying that each of the conditions specified in Section 7.2(a), (b), and (c) have been fulfilled;

(b) the Officer’s Certificate;

(c) a counterpart of each Ancillary Agreement to which the Company or the Sole Member (or its applicable officers, directors, and employees) is a party, duly executed by the Company, and/or the Sole Member (or its applicable officers, directors, and employees), as applicable;

(d) executed payoff letters for the Indebtedness of the Company listed on the Closing Date Indebtedness Schedule in form and substance reasonably acceptable to the Buyer, which include a per diem interest amount and an authorization to file all UCC termination statements and releases necessary to evidence satisfaction and termination of such Indebtedness and to enable the release of any Liens relating thereto upon payment of such Indebtedness, along with wire transfer instructions and a duly executed IRS Form W-9 or W-8BEN, as applicable, for each holder of such Indebtedness (collectively, the “Payoff Letters”);

(e) the Closing Date Indebtedness Schedule;

(f) the Closing Date Transaction Expenses Schedule;

(g) wire transfer instructions and a duly executed IRS Form W-9 for the Sole Member;

(h) the minute book, equity ledgers and equity records or comparable records of the Company;

(i) a properly executed Foreign Investment in Real Property Tax Act of 1980 certificate to the effect that no interest in the Company constitutes a “United States real property interest” under Section 897(c) of the Code, for purposes of satisfying the Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3) and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for the Buyer to deliver such items to the IRS on behalf of the Company upon the Closing;

(j) a certificate of good standing (or applicable equivalent) from the Secretary of State (or other applicable Governmental Authority) of the Company’s jurisdiction of organization and each jurisdiction in which the Company is qualified to conduct business as a foreign corporation, in each case dated no more than five Business Days before the Closing Date and certifying as to the good standing (or applicable equivalent) and the payment of all franchise Taxes of the Company in each such jurisdiction of organization;

(k) written resignations in form and substance reasonably acceptable to the Buyer effective as of the Closing from each officer and manager of the Company, except Sanam Parikh;

(l) a counterpart of each General Release, duly executed by the Sole Member and each officer and director of the Company;

(m) a counterpart of each Restrictive Covenant Agreement, duly executed by the Sole Member and each officer and director of the Company;

(n) a duly executed membership interest power in the form of Exhibit C hereto, effectuating the transfer of the Purchased Securities to Buyer; and

(o) an assignment of inventions in substantially the form attached as Exhibit D hereto, duly executed by each employee of the Company;

(p) evidence, reasonably satisfactory to the Buyer, that each of the Company and the Sole Member has been removed as a party to the Canton Seller Note and that each of the Company and the Sole Member has no liabilities or obligations whatsoever with respect to the Canton Seller Note; and

(q) the written payment direction referred to in Section 8.2(c)(ii), executed by the Sole Member.

Section 8.2 Buyer Closing Deliverables. In addition to the other requirements set forth in this Agreement, at or before the Closing, the Buyer shall deliver or cause to be delivered to the Company each of the following documents and instruments (collectively, the “Buyer Closing Deliverables”):

(a) a certificate in form and substance reasonable satisfactory to the Company, executed by an officer of the Buyer, dated as of the Closing Date, certifying that each of the conditions specified in Section 7.3(a) and (b) have been fulfilled;

(b) a counterpart of each Ancillary Agreement to which the Buyer is a party, duly executed by the Buyer;

(c) evidence of payment by the Buyer of an aggregate of $2,000,000 in cash pursuant to Section 2.1(b)(i) as follows (i) to the Sole Member, by wire transfer of immediately available United States federal funds to the account(s) designated prior to the Closing Date in writing by the Sole Member, an aggregate amount of $875,000 and (ii) to Canton, on behalf of the Sole Member and pursuant to a written payment direction, by wire transfer of immediately available United States federal funds to the account(s) designated prior to the Closing Date in writing by the Sole Member, an aggregate amount of $1,125,000, representing a partial repayment of the Canton Seller Note; and

(d) evidence in form and substance reasonably satisfactory to the Sole Member that the Buyer has instructed its transfer agent for the Buyer Common Stock to deliver to the Sole Member in book entry form the Buyer Closing Shares on the Closing Date pursuant to Section 2.1(b)(ii)

Section 8.3 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VIII that was not satisfied as of the Closing shall be deemed to be have been waived as of and from the Closing.

Article IX

INDEMNIFICATION

Section 9.1 Survival. The representations and warranties made by the Parties in this Agreement (or in any certificate delivered pursuant to the terms hereof) will, in each case, survive the Closing until 11:59 p.m. Eastern time on the date that is twelve (12) months after the Closing Date, provided, that the representations and warranties contained in Sections 3.1 (Organization and Qualification; Authorization), 3.4 (Capitalization), 3.6 (Absence of Undisclosed Liabilities), 3.17 (Taxes), 3.31 (No Brokers or Finders), 4.2 (Ownership), 4.3 (Fees), 5.1 (Organization; Authorization), and 5.5 (No Brokers or Finders) (collectively, the “Fundamental Representations”), shall survive until sixty (60) days after the expiry of the applicable statute of limitations (including any extensions or tolling thereof), or, if no statute of limitations is applicable thereto, for a period of eight (8) years. The agreements and covenants of the Parties made in this Agreement shall survive (a) until fully performed in accordance with the terms thereof or (b) if not fully performed, until the expiration of the relevant statute of limitations. Notwithstanding the foregoing, nothing in this Section 9.1 is intended or shall be deemed to have the effect of eliminating, limiting or restricting in any way any person’s rights or remedies in the event of (i) Common Law Fraud, (ii) Common Law Intentional Misrepresentation, or (iii) the Commission of a Felony. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnified Parties to seek or obtain injunctive relief or any other equitable remedy to which such Indemnified Party is otherwise entitled in accordance with Section 11.13.

Section 9.2 Indemnification by the Sole Member.

(a) From and after the Closing, the Sole Member shall defend and hold harmless the Buyer Indemnified Parties from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all Losses which are directly or indirectly suffered or incurred by any Buyer Indemnified Party or to which any Buyer Indemnified Party may otherwise become subject (regardless of whether or not such Losses relate to any third party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(i) any breach by the Company or the Sole Member of any of its covenants and obligations under this Agreement;

(ii) any breach by the Company or the Sole Member of any of the representations and warranties made by the Company or the Sole Member in Article III or Article IV;

(iii) the amount of any Closing Date Indebtedness that was not paid off in full by the Sole Member (or reimbursed by the Sole Member to the Company) prior to the Closing;

(iv) the amount of any Transaction Expenses that was not paid by the Sole Member (or reimbursed by the Sole Member to the Company) prior to the Closing;

(v) any Sole Member Taxes;

(vi) the Canton Seller Note.

(b) In the event that the Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any breach of any covenant or obligation of the Company at or prior to the Closing, then (without limiting any of the rights of the Company as a Buyer Indemnified Party) the Buyer shall also be deemed, by virtue of its ownership of the equity interests of the Company, to have incurred Losses as a result of and in connection with such breach, but in either case the total amount that the Buyer and the Company may recover shall not exceed the amount of actual Losses.

Section 9.3 Indemnification by the Buyer. From and after the Closing, the Buyer will indemnify, defend and hold harmless the Sole Member Indemnified Parties from and against, and pay or reimburse the Sole Member Indemnified Parties for, any and all Losses which are directly or indirectly suffered or incurred by any Sole Member Indemnified Party or to which any Sole Member Indemnified Party may otherwise become subject (regardless of whether or not such Losses relate to any third party claim) and which arise from or as a result of, or are directly or indirectly connected with (i) any breach by the Buyer of any of its covenants or obligations under this Agreement, or (ii) any breach by the Buyer of any of its representations and warranties made in Article V.

Section 9.4 Certain Limitations.

(a) Limitation on Indemnification of the Buyer. The aggregate amount required to be paid by the Sole Member pursuant to this Article IX shall not exceed $4,250,000 (the “Cap”); provided, however, that the Cap shall not apply to Common Law Fraud, Common Law Intentional Misrepresentation, or the Commission of a Felony, which liability shall be uncapped.

(b) Limitation on Indemnification of the Sole Member. The aggregate amount required to be paid by the Buyer pursuant to this Article IX shall not exceed the Cap; provided, however, that the Cap shall not apply to Common Law Fraud, Common Law Intentional Misrepresentation, or the Commission of a Felony, which liability shall be uncapped.

(c) Special Damages. In no event shall any Indemnifying Party be liable to any Indemnified Party for any special, punitive, exemplary or consequential damages (including lost profits) relating to the breach or alleged breach of this Agreement (whether based in contract, tort, strict liability or otherwise, and whether or not arising from the Indemnifying Party’s sole, joint or concurrent negligence, strict liability or other fault), except to the extent payable by a Buyer Indemnified Party or a Sole Member Indemnified Party in connection with a Third Party Claim. For the avoidance of doubt, such special, punitive, exemplary or consequential damages (including lost profits) shall be limited by the Cap.

(d) Materiality Qualifiers. For the purposes of (i) determining whether a breach has occurred, and (ii) calculating the amount of any Losses related to a breach of a representation or warranty or covenant, the representations and warranties and covenants shall be read without regard to any “Material Adverse Effect” or other “materiality” qualifiers contained therein.

(e) Insurance. The amount of any Losses recoverable under this Article IX by any Indemnified Parties shall be reduced by the amount of any insurance proceeds actually received (if any), net of any costs of such recovery or increased premiums, in respect of such Losses (which the Indemnified Party agrees to use commercially reasonable efforts to collect).

Section 9.5 Indemnification Procedure.

(a) Third Party Claims.

(i) In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party, with respect to which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give a written notice (a “Third Party Claim Notice”) regarding such Third Party Claim to the Indemnifying Party within 30 days after learning of such Third Party Claim, provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article IX except to the extent (and only to the extent) that the Indemnifying Party is materially prejudiced by reason of such failure, and will not relieve such Indemnifying Party from any other obligation that it may have to an Indemnified Party other than under this Article IX.

(ii) The Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense (which expenses shall not be applied against any indemnity limitation herein). The Indemnifying Party at its option shall be entitled to assume the defense thereof (subject to the limitations set forth below) by (A) delivering written notice to the Indemnified Party of its election to assume the defense of such Third Party Claim within 15 days of receipt of notice from the Indemnified Party, and (B) appointing reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the preceding sentence, the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim.

(iii) If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Indemnified Party other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party assumes control of such defense.

(iv) Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control the defense of a Third Party Claim (and the Indemnified Party shall be entitled to maintain or assume control of the defense of such Third Party Claim, at the Indemnifying Party’s sole expense) if (A) the Third Party Claim relates to or involves any criminal or quasi criminal Proceeding, (B) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnified Party’s reputation or future business prospects, (C) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (D) the Indemnified Party reasonably believes that the Losses relating to the claim could exceed the maximum amount that such Indemnified Party would then be entitled to recover under this Article IX, (E) the Third Party Claim involves Taxes, which shall be handled pursuant to Section 6.9, (F) there exists or would, or could reasonably be expected to, exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (F) the Third Party Claim involves a material customer or material supplier of the Indemnified Party, or (G) the Indemnifying Party fails to vigorously defend the Third Party Claim.

(v) If the Indemnifying Party shall control the defense of any Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of, consenting to the entry of any judgment with respect to or ceasing to defend such Third Party Claim if (A) pursuant to or as a result of such settlement, consent or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party, or a finding or admission of any violation of Law would be made by any Indemnified Party, or such settlement, consent or cessation could otherwise reasonably be expected to interfere with or adversely affect the business, operations or assets of the Indemnified Party, or (B) such settlement or judgment does not expressly and unconditionally release the Indemnified Party from all Liabilities and obligations with respect to such Third Party Claim.

(vi) The indemnification required hereunder in respect of a Third Party Claim shall be satisfied in accordance with Section 9.7 by the Indemnifying Party of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or within 10 days following the Indemnifying Party’s receipt of notice that Losses have been incurred.

(vii) Notwithstanding the provisions of Section 11.10, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third Party Claim is brought against any Indemnified Party, provided that such court has proper jurisdiction and is a proper venue regarding such Indemnified Party, for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(viii) The Indemnifying Party shall not be entitled to require that any Proceeding be made or brought against any other Person before a Proceeding is brought or claim is made against it hereunder by the Indemnified Party.

(b) Direct Claims.

(i) Any claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from an Indemnified Party (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof (a “Direct Claim Notice”), but in any event not later than 30 days after the Indemnified Party becomes aware of the specific facts underlying such Direct Claim, provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article IX except to the extent (and only to the extent) that the Indemnifying Party is materially prejudiced by reason of such failure, and will not relieve such Indemnifying Party from any other obligation that it may have to an Indemnified Party other than under this Article IX. The Direct Claim Notice shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party (the “Claimed Amount”).

(ii) The Indemnifying Party may, at any time on or before the 30th day following its receipt of a Direct Claim Notice (the “Objection Period”), object to a claim made in such Direct Claim Notice by delivering written notice (a “Claim Objection”) to the Indemnified Party. The Claim Objection shall set forth in reasonable detail the reasons for the objection to such Direct Claim and the portion of the Claimed Amount which is disputed and may request additional information to evaluate the Direct Claim Notice. If the Indemnified Party does not receive a Claim Objection in respect of any Direct Claim Notice within the Objection Period in accordance with this Section 9.5(b)(ii), the Indemnifying Party shall, within 15 Business Days following the end of the Objection Period, pay to the Indemnified Party the full amount of the Claimed Amount. If the Indemnified Party receives a Claim Objection in respect of any Direct Claim Notice within the Objection Period in accordance with this Section 9.5(b)(ii), the Indemnifying Party shall, within 20 Business Days following the end of the Objection Period, pay to the Indemnified Party an amount equal to the portion of the Claimed Amount not subject to dispute (if any). During the 45-day period following the delivery of a Claim Objection, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve such dispute. If the dispute is not resolved within such 45-day period, either the Indemnifying Party or the Indemnified Party may bring suit in accordance with the terms of this Agreement.

Section 9.6 Indemnification as to Fraud, Etc.. Notwithstanding anything else in this Agreement to the contrary, (a) In the case of (i) Common Law Fraud, (ii) Common Law Intentional Misrepresentation, or (iii) the Commission of a Felony, the Indemnified Parties shall have all remedies available under this Agreement or at law or in equity, without giving effect to any of the limitations or waivers contained herein, and (b) nothing herein shall limit any Party’s right to seek and obtain equitable remedies with respect to any covenant or agreement contained in this Agreement or any Ancillary Agreement.

Section 9.7 Satisfaction of Indemnification Claims. The Buyer Indemnified Parties shall first seek satisfaction of indemnification claims through the forfeiture of the Buyer Closing Shares until the last day of the Lock-Up End Date (with the value of such forfeited Buyer Closing Shares being determined based on the Buyer Market Stock Price as of the date of the applicable Claim), before seeking indemnification directly from the Sole Member, provided that, for any claims for indemnification under Section 9.2(a) the Buyer Indemnified Parties shall have the right (but not the obligation) to seek satisfaction of such claim directly from the Sole Member. If any amount owed under this Article IX is not paid within 30 days of the Indemnifying Party and the Indemnified Party agreeing such amount is due or upon a final non-appealable adjudication determined by a court of competent jurisdiction (a “Judgment Notice”) that such amount is due (either, a “Final Determination”), the Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees) incurred in seeking to collect such amount under this Article IX and no limitation in this Article IX shall apply to any such interest or reimbursement. If any amount owed to the Buyer Indemnified Parties under this Article IX is not paid within 30 days of a Final Determination, the Buyer may, in its sole discretion, in addition to all other remedies it may have, recover some or all of such amount by setting off such amount against any amounts then due and payable by the Buyer or any of its Affiliates to the Sole Member or any of its Affiliates under this Agreement, any Ancillary Agreement or any other agreement with the Sole Member. The exercise of such right to set off shall not constitute a breach of any Buyer Indemnified Party’s obligations under this Agreement, any Ancillary Agreement or any other agreement with the Sole Member, and the exercise or failure to exercise such right to set off shall not constitute an election of remedies or limit any Party in any manner in the enforcement of any other remedies that may be available to such Party. The Sole Member hereby irrevocably constitutes and appoints the Buyer as his, her or its true and lawful attorney-in-fact and agent with full power of substitution to do any and all things and execute any and all documents, which may be necessary to effectuate any set off in accordance with this Section 9.7. The foregoing grant of authority is a special power of attorney coupled with an interest and is irrevocable.

Section 9.8 Waiver of Contribution. The Sole Member hereby irrevocably waives and releases any right of contribution or any similar right against any Buyer Indemnified Party in respect of matters that are or may become the subject of claims for indemnification hereunder and any indemnification payments that the Sole Member, at any time, may be required to make to any Buyer Indemnified Party pursuant to this Agreement.

Section 9.9 Subrogation. Upon making any payment to an Indemnified Person for any indemnification claim pursuant to this Article IX, the Indemnifying Person shall be subrogated, to the extent of such payment, to any rights which the Indemnified Person may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Person shall assign any such rights to the Indemnifying Person.

Section 9.10 Tax Treatment of Payments. All indemnification payments made pursuant to this Agreement shall be treated by the Buyer, the Company the Sole Member and their respective Affiliates, to the extent permitted by Law, as an adjustment to the Purchase Consideration for Income Tax purposes.

Section 9.11 Sole Representations and Warranties. The Parties acknowledge and agree that the representations and warranties contained in Article III, as such may be supplemented or limited by the Disclosure Schedules, Article IV, and Article V are the sole representations and warranties of the Parties in connection with this Agreement and in connection with the Transactions. No other representations or warranties are provided, whether orally, outside this Agreement, or in any other document or instrument, except to the extent that express representations and warranties are contained in any separate written agreement between the Parties. Notwithstanding the foregoing, nothing in this Section 9.11 is intended or shall be deemed to have the effect of eliminating, limiting or restricting in any way any person’s rights or remedies in the event of (i) Common Law Fraud, (ii) Common Law Intentional Misrepresentation, or (iii) the Commission of a Felony.

Section 9.12 Sole Remedies. Notwithstanding anything to the contrary in this Agreement, except for claims of (a) Common Law Fraud, (b) Common Law Intentional Misrepresentation, or (c) the Commission of a Felony, the Parties acknowledge and agree that the remedies set forth in this Article IX and in any other place in this Agreement are the exclusive remedies of the Parties following the Closing regarding this Agreement and the Transactions; provided that the foregoing shall not preclude a Party from seeking specific performance or injunctive relief, as appropriate.

Section 9.13 Effect of Investigation. Notwithstanding anything to the contrary contained herein, the right to indemnification, reimbursement or other remedy based on the representations, warranties, covenants and obligations of the Company and the Sole Member will not be affected by any investigation, analysis or evaluation conducted by the Buyer or any of its representatives with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

Article X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Transactions may be terminated and abandoned at any time prior to the Closing:

(a) by the mutual written consent of the Company and the Buyer;

(b) by either the Buyer or the Company if the Closing has not occurred on or before October 9, 2026 (the “End Date”); provided, however, that any right of the Party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to such Party if the failure to consummate the Closing by the End Date arises out of, or results from, any material breach by such Party (or any of its Affiliates) of any representation, warranty, covenant or obligation contained herein;

(c) by either the Buyer or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

(d) by the Buyer, if there shall have been a material breach of any representation or warranty of the Company or the Sole Member set forth in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied and such breach has not been cured within two (2) Business Days after notice has been provided to the Company;

(e) by the Buyer, if there shall have been a material breach of any covenant or agreement on the part of the Company, or the Sole Member set forth in this Agreement, and the Buyer has delivered written notice of such breach and the Company or the Sole Member, as the case may be, failed to cure such breach within two (2) Business Days following notice of such breach;

(f) by the Company, if there shall have been a material breach of any representation or warranty of the Buyer set forth in this Agreement such that the condition set forth in Section 7.3(a) would not be satisfied and such breach has not been cured within two (2) Business Days after notice has been provided to the Buyer; or

(g) by the Company, if there shall have been a material breach of any covenant or agreement on the part of the Buyer set forth in this Agreement, and the Company has delivered written notice of such breach and the Buyer failed to cure such breach within two (2) Business Days following receipt of notice of such breach.

Section 10.2 Effect of Termination. Except as set forth in this Section 10.2, if, and in the event, this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability or further obligation on the part of any Party hereto arising under or out of this Agreement, except that (i) the provisions of this Section 10.2, Article XI, the definitions set forth in Article I to the extent used in the foregoing provisions shall each survive the termination hereof and the provisions of the Indication of Interest that are stated to survive termination shall survive, (ii) the Interim Loan shall become immediately due and payable automatically and immediately upon the termination of this Agreement, and (iii) no such termination shall relieve any Party of any liability for Losses, costs and Damages incurred by another Party resulting from any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Article XI

MISCELLANEOUS

Section 11.1 Notices. All notices and other communications made pursuant to or under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when transmitted by electronic mail if such transmission occurs on a Business Day before 5:00 p.m. Eastern Time, or the next succeeding Business Day if such transmission occurs at any other time, provided that the receiving party acknowledges receipt within five Business Days (c) when delivered if sent by a nationally recognized overnight courier service, or (d) when delivered if sent by registered or certified mail, postage prepaid, return receipt requested. All notices and other communications under this Agreement shall be delivered to the addresses set forth below, or such other address as such Party may have given to the other Parties by notice pursuant to this Section 11.1.

If to any Sole Member, to:

Gravitas Collective Corporation

34 Shrewsbury Avenue

Red Bank, NJ 07701

Attention: Sireesh Appajosyula3

Phone: (908) 764-5755

Email address: sireesh@gravitasls.com

with a copy (which shall not constitute notice pursuant to this Section 11.1) to:

Jeffrey D. Segal, A Professional Corporation

1901 Avenue of the Stars, 11th Floor

Los Angeles, CA 90067

Attention: Jeffrey D. Segal

Phone: (310) 753-4967

Email address: jeff@segallaw.com

If to the Buyer or, after the Closing, the Company, to:

Hepion Pharmaceuticals, Inc.

34 Shrewsbury Ave., Suite 1D

Red Bank, NJ 07701

Attention:

Phone:

Email address:

with a copy (which shall not constitute notice pursuant to this Section 11.1) to:

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Attention: Jeffrey J. Fessler

Phone: (212) 634-3067

Email address: jfessler@sheppard.com

3 NTD: Subject to confirmation.

Section 11.2 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

Section 11.3 Entire Agreement. All references in this Agreement or the Ancillary Agreements to this Agreement shall include all Exhibits and Schedules hereto. This Agreement, the Disclosure Schedules and the Ancillary Agreements constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements or understandings between the Parties with respect to such subject matter.

Section 11.4 No Third-Party Beneficiaries. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties and any Person entitled to indemnification under Article IX with respect to the provisions therein, and their respective successors, permitted assigns, executors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns and any Person entitled to indemnification under Article IX with respect to the provisions therein) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.5 Assignments. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party, by operation of Law or otherwise, without the prior written consent of the other Parties; provided, however, that nothing in this Agreement shall or is intended to limit the ability of the Buyer to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of the Company to (a) any Affiliate of the Buyer, (b) any direct or indirect purchaser of all or substantially all of the assets of the Company, or (c) any lender to the Buyer and/or the Company as security for borrowings. Any attempted assignment in violation of this Section 11.5 shall be void ab initio.

Section 11.6 Amendment; Waiver. This Agreement may be amended, modified or waived (a) prior to the Closing, only by an agreement in writing duly executed by each of the Buyer and the Company, and (b) after the Closing, only by an agreement in writing duly executed and delivered by each of the Buyer and the Sole Member. No failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party, or to insist upon strict compliance by any other Party with its obligations hereunder, no single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

Section 11.7 Agreement Controls. In the event that a provision of any Ancillary Agreement is inconsistent with, conflicts with or contradicts any term of this Agreement, the terms of this Agreement shall prevail.

Section 11.8 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any Applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court (or other Governmental Authority) making such determination will have the power to reduce the scope, duration, area or applicability of such term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 11.9 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by the internal Laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 11.10 Jurisdiction of Disputes. IN THE EVENT ANY PARTY COMMENCES ANY PROCEEDING IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES HEREBY (a) AGREE THAT ANY PROCEEDING SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF WILMINGTON, COUNTY OF NEWCASTLE, DELAWARE, WHETHER A STATE OR FEDERAL COURT; (b) AGREE THAT IN THE EVENT OF ANY SUCH PROCEEDING, THE PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT EITHER PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN WILMINGTON, DELAWARE); (c) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION IN ANY SUCH COURT OR THAT ANY SUCH PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM; AND (d) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF EITHER PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.11 Service of Process; Waiver of Jury Trial.

(a) Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.1 shall be effective service of process for any such Proceeding.

(b) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

Section 11.12 Admissibility into Evidence. All offers of compromise or settlement among the Parties or their officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors or other agents in connection with the attempted resolution of any dispute under this Agreement shall be deemed to have been delivered in furtherance of a settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any Proceeding for the resolution of such dispute.

Section 11.13 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches of this Agreement, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

Section 11.14 Other Remedies. Except to the extent set forth otherwise in this Agreement, including Section 9.12, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or at Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 11.15 Disclosure Schedule.

(a) The “Company Disclosure Schedule” means the confidential document identified as the Company Disclosure Schedule, dated as of the date hereof, delivered by the Company and the Sole Member to Buyer prior to or contemporaneously with the execution and delivery of this Agreement. Each section in the Company Disclosure Schedule shall be deemed to qualify the corresponding Section of this Agreement and any other Section of this Agreement to which the application of such disclosure is reasonably apparent on its face (based on the description thereof in the applicable Disclosure Schedule).

(b) Neither the specification of any Dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Schedule is or is not material for purposes of this Agreement.

(c) Each section of the Company Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any party, except as and to the extent provided in this Agreement or in the applicable Disclosure Schedule. Certain matters set forth in the Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this to be set forth herein.

Section 11.16 Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement;

(b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP;

(c) unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter;

(d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to”;

(e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;

(f) references to any statute, rule, regulation or form (including in any defined term set forth in Article I) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(g) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(h) time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement, provided, however, that the terms of Article X shall govern any termination of this Agreement, including that Article’s materiality requirements, notice requirements, and cure periods, and supersede any contrary interpretation of this Section 11.16(h);

(i) the table of contents and subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions;

(j) (i) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (ii) the term “any” means “any and all,” and (iii) the term “or” shall not be exclusive and shall mean “and/or”;

(k) (i) references to “days” mean calendar days unless Business Days are expressly specified and (ii) references to “$” mean U.S. dollars;

(l) the Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance, and if any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same or similar subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement;

(m) all uses of “written” contained in Article III, IV, and V shall be deemed to include information transmitted via e-mail or other electronic transmission;

(n) for purposes of Article III and IV, information shall be deemed to have been “made available” to the Buyer only if such information was posted to the electronic data room maintained in a manner accessible and reviewable by the Buyer at least three Business Days prior to the date of this Agreement;

(o) any drafts of this Agreement or any Ancillary Agreement circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Agreement, and each of the Parties agrees that no Party, Indemnifying Party or Indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose;

(p) any reference to a Contract, instrument or other document as of a given date means the Contract, instrument or other document as amended, supplemented and modified through such date;

(q) any reference to “ordinary course” or “ordinary course of business” shall be deemed followed by the words “consistent with past practice”;

(r) references to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; and

(s) the Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements; in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement, and the language used therein will be deemed to be the language chosen by the Parties to express their mutual intent.

Section 11.17 Counterparts; Deliveries. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, the Ancillary Agreements and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission of .pdf files or other image files via e-mail, cloud-based transfer or file transfer protocol, or use of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to any such agreement or instrument shall raise the use of electronic transmission or a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission or a facsimile machine as a defense to the formation or enforceability of a Contract, and each such party forever waives any such defense.

Section 11.18 Recitals. The recitals set forth above are incorporated by reference into this Agreement.

Section 11.19 Legal Representation.

(a) Jeffrey D. Segal, A Professional Corporation (“JDSPC”) has acted as legal counsel for the Company and the Sole Member in connection with this Agreement and the Ancillary Agreements (to the extent solely related to such engagement, the “Acquisition Engagement”).

(b) Only the Company (on a pre-Closing basis) and the Sole Member shall be considered clients of JDSPC with respect to the Acquisition Engagement. All communications between the Company, the Sole Member and JDSPC in the course of the Acquisition Engagement shall be deemed to be attorney-client confidences that belong solely to the Company and the Sole Member, as applicable. Accordingly, Buyer shall not have access to any such communications, or to the files of JDSPC relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Company (on a pre-Closing basis), the Sole Member and JDSPC shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither the Company on a post-Closing basis nor Buyer shall be a holder thereof, (ii) to the extent that files of JDSPC in respect of the Acquisition Engagement constitute property of the clients, only the Company (on a pre-Closing basis) and the Sole Member shall hold such property rights and (iii) JDSPC shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company on post-Closing basis or Buyer by reason of any attorney-client relationship between JDSPC and the Company or otherwise.

(c) If the Sole Member so desires, and without the need for any consent or waiver by the Company, the Sole Member or Buyer, JDSPC shall be permitted to represent the Sole Member or its officers, directors, employees, agents or representatives (collectively, “Representatives”) after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, JDSPC shall be permitted to represent the Sole Member, any of its Representatives, and its and their Affiliates, or any one or more of them, in connection with any matter whatsoever, including any negotiation, transaction or dispute (“dispute” includes litigation, arbitration, mediation, negotiation or other adversary proceeding) with Buyer, the Company or any of their Representatives or Affiliates under or relating to this Agreement, or any transaction contemplated by this Agreement if such matter is related to the Acquisition Engagement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER

Hepion Pharmaceuticals, Inc.

By:	/s/ Gary Stetz
Name:	Gary Stetz
Title:	Interim CEO

Signature Page to Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY

Gravitas Life Sciences, LLC

By:	/s/ Sireesh Appajosyula
Name:	Sireesh Appajosyula
Its:	CEO

SOLE MEMBER

Gravitas Collective Corp.

By:	/s/ Chase LoPriore
Name:	Chase LoPriore
Its:	CEO

Signature Page to Securities Purchase Agreement